Exhibit 10.114

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of the 26th day of October, 2017 (the “Effective Date”), by and between RYAN BOONE COUNTY, LLC, a Minnesota limited liability company (“Landlord”), and SMITH & WESSON CORP., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord owns that certain real property located in Boone County, Missouri and more particularly described in Exhibit A (the “Land”); and

WHEREAS, Landlord has agreed to design and construct an approximately 632,774 square foot office and warehouse building, together with related improvements, on the Land (the “Project”) and lease the same to Tenant, upon the terms and conditions set forth herein; and

WHEREAS, Landlord has agreed to cause the plans, specifications and the development budget for the Project to be completed in accordance with the terms of this Lease, and Landlord has agreed to obtain all permits, licenses, land use entitlements and other approvals necessary for Landlord to construct the Project and for the Project to be used and occupied for office and warehouse purposes and activities incidental thereto.

NOW, THEREFORE, for the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.01    Defined Terms. In addition to the terms defined in the other provisions of this Lease, the following terms shall have the meanings ascribed to them in this section:

(i)    “Affiliate” means, with respect to any party (the “Designated Party”), (A) any Person that, directly or indirectly, controls, is controlled by, or is under common control with the Designated Party, (B) any Person that, directly or indirectly, owns fifty percent (50%) or more of the voting interests or financial interests of the Designated Party, and (C) any Person in which the Designated Party or a Person described in subparagraph (B), directly or indirectly, owns fifty percent (50%) or more of the voting interests or financial interests. As used in the preceding sentence, the terms “control”, “controlled by” and “under common control with” mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(ii)    “Alterations” means any alterations, additions, changes or improvements to the Premises, excluding maintenance, repairs and replacements (with substantially similar items).

(iii)    “Applicable Laws” means all applicable governmental laws, statutes, codes, ordinances, rulings, regulations, orders and decrees, now in force or hereafter enacted, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., or any successor thereto.

(iv)    “Architect” means Heitman Architects Incorporated.

(v)    “Building” means the building forming a part of the Premises, as the same is modified, from time to time.

(vi)    “Business Days” means Monday through Friday, excluding holidays on which national banking associations are authorized to be closed in Boone County, Missouri.

(vii)    “Change Order” means a written change to the Final Plans and Specifications or Landlord’s Work, which will include any consequential changes to the Schedule of Time or the Guaranteed Maximum Project Costs that are agreed upon Landlord and Tenant, in writing, or initiated by Tenant in accordance with the terms of this Lease, including, but not limited to, Exhibit B.

(viii)    “Construction Loan” means the initial loan provided by a bank or other institutional lender to Landlord to fund the costs of constructing the Landlord’s Work, if any.

(ix)    “Contractor” means Ryan Companies US, Inc., a Minnesota corporation.

(x)    “Contractor’s Fee” shall have the meaning ascribed to it in Section 2(d) of Exhibit B.

(xi)    “County” means Boone County, Missouri.

(xii)    “CPI Index” means the Consumer Price Index for All Urban Consumers (1982 1984 = 100), U.S. City Average – “All Items Less Food and Energy” published by the Bureau of Labor Statistics of the United States Department of Labor; provided, however, if such index is discontinued, Tenant shall choose a comparable method for measuring the relative purchasing power of the dollar that is acceptable to Landlord, in its reasonable judgment, and the same shall be substituted for such index and shall be the “CPI Index” thereafter.

(xiii)    “Delivery Date” means, subject to the other terms hereof (including, but not limited to, Section 3.01), the date Landlord delivers exclusive possession of the Premises to Tenant with Substantial Completion having occurred.

(xiv)    “Delivery Deadline” means October 22, 2018, subject to the provisions of Section 3.01 of this Lease and Section 5 of Exhibit B.

(xv)    “Design Requirements” shall have the meaning ascribed to it on Exhibit B.

(xvi)    “Development Fee” shall have the meaning ascribed to it in Section 2(b) of Exhibit B.

(xvii)    “Estimated Gross Building Area” means the total building area of the Building (expressed in square feet and rounded to the nearest foot) as set forth in the Final Plans and Specifications, determined in accordance with the BOMA International and the Society of Industrial and Office Realtors Standard Method for Measuring Floor Area in Industrial Buildings, ANSI/BOMA Z65.2 – 2012.

(xviii)    “Event of Force Majeure” means any strike, lockout, labor dispute, embargo, flood, earthquake, storm, lightning, fire, casualty, epidemic, act of God, war, national emergency, civil disturbance or disobedience, riot, sabotage, terrorism, restraint by court order, unusually severe weather conditions not reasonably anticipatable, or other occurrence beyond the reasonable control of the party in question; provided, however, Landlord’s or Tenant’s lack of funds shall not constitute an Event of Force Majeure.

(xix)    “Extension Option” shall have the meaning ascribed to it in Section 4.02.

(xx)    “Extension Period” shall have the meaning ascribed to it in Section 4.02.

(xxi)    “Final Completion” means the full and proper completion of all of Landlord’s Work in accordance with the terms of this Lease, including, but not limited to, the correction of all Minor Punch List Items, and the issuance of a final and unconditional certificate of occupancy of the Premises.

(xxii)    “Final Plans and Specifications” shall have the meaning set forth on Exhibit B; provided the Final Plans and Specifications shall be modified by any Change Order approved by Tenant, in writing, in accordance with said Exhibit B. Once the Final Plans and Specifications have been approved by both Landlord and Tenant, the parties shall execute an amendment to this Lease attaching the same or a detailed description thereof as Exhibit C to this Lease.

(xxiii)    “General Conditions Costs” shall have the meaning ascribed to it on Exhibit B.

(xxiv)    “Gross Building Area” means the total building area of the Building (expressed in square feet and rounded to the nearest foot), as constructed, determined in accordance with the BOMA International and the Society of Industrial and Office Realtors Standard Method for Measuring Floor Area in Industrial Buildings, ANSI/BOMA Z65.2 – 2012.

(xxv)    “Guaranteed Maximum Project Costs” shall have the meaning ascribed to it on Exhibit B, as the same is increased in accordance with Sections 2.02(d) and 3.01(i) of this Lease and Sections 1(c), 2(l), and 5 of Exhibit B.

(xxvi)    “Hazardous Substances” means all hazardous or toxic substances, materials, wastes, pollutants and contaminants that are listed, defined or regulated under Applicable Laws pertaining to the environment human health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §§ 9601 to 9675, the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C.A. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. §§ 6921 to 6939e, the Federal Water Pollution Control Act, 33 U.S.C.A. §§ 1251 to 1387, the Clean Air Act, 42 U.S.C.A. §§ 7401 to 7671q, the Emergency Planning and Community Right To Know Act, 42 U.S.C.A. §§ 11001 to 11050, the Toxic Substances Control Act, 15 U.S.C.A. §§ 2601 to 2692, the Solid Waste Disposal Act, 42 U.S.C.A. §§ 6901 to 6992k, the Oil Pollution Act, 33 U.S.C.A. §§ 2701 to 2761, and the environmental laws of the State of Missouri, each as amended.

(xxvii)    “Improvements” means the buildings, structures and other improvements located on the Land, including, but not limited to, Landlord’s Work, as the same are modified, from time to time.

(xxviii)    “Incentive Agreements” means the final documents and other agreements as executed by the applicable parties, which shall be substantially in the form attached to the Incentive Memorandum.

(xxix)    “Incentive Memorandum” means that certain letter delivered to the County and Landlord by Tenant, of even date herewith, enclosing substantially final forms of certain incentive documents in connection with the Project, including, without limitation, documents providing for the issuance of industrial development revenue bonds for the purpose of providing funds to pay costs permitted under Article VI, Section 27(b) of the Missouri Constitution and Sections 100.010 through 100.200 of the Revised Statutes of Missouri, as amended (“Ch. 100”), the making of certain payments to the County in lieu of the property taxes that would otherwise be due with respect to the Project, and abatement of certain sale taxes.

(xxx)    “IT Room” means the office area identified as the “IT Server Room” on drawing A2.2 of Exhibit B-1.

(xxxi)    “IT Room Ready Condition” means all wall partitions installed, taped and painted, floor and ceiling finishes complete, specialty fire protection systems installed, commissioned and operational, HVAC cooling installed, commissioned and fully operational, electrical lighting complete, electrical power complete and ready for use and all conduit infrastructure for Tenant cabling installed for both incoming internet circuits and low voltage cabling infrastructure within the IT Room. A lockable door shall be provided at the IT Room.

(xxxii)    “IT Room Delivery Date” means the date that is sixty (60) days after the MHE Access Date.

(xxxiii)    “Land” shall have the meaning ascribed to it in the first (1st) recital of this Lease.

(xxxiv)    “Landlord’s Equity Investment” means the funds belonging to Landlord (as opposed to funds from a loan, Tenant or its Affiliates, or a third party) that were actually used to pay Project Costs.

(xxxv)    “Landlord’s “Permitted Equity Return” means an amount equal to an eight percent (8%) annual return on Landlord’s Equity Investment, which return shall (A) begin to accrue with respect to each portion of Landlord’s Equity Investment, on the date such portion of Landlord’s Equity Investment is actually used to pay Project Costs, determined on a daily basis, and (B) cease to accrue on the earlier of the Delivery Date or the Delivery Deadline; provided, in no event shall Landlord’s Permitted Equity Return exceed Four Hundred Fifty Six Thousand and No/100 Dollars ($456,000.00), in the aggregate, or begin to accrue with respect to any portion of Landlord’s Equity Investment prior to the Effective Date.

(xxxvi)    “Landlord Related Parties” means (A) Landlord, its Affiliates, and their respective agents, employees, officers, directors and managers, including, but not limited to, Contractor, (B) all members, shareholders, partners, limited partners and other Persons that, directly or indirectly, own any interest in Landlord, (D) all Persons that are owned in whole or in part by Landlord, (E) all of the members of the immediate family of an individual who falls within the scope of subparagraphs (B) or (C) of this section, and (F) all Persons that are owned, in whole or in part, or controlled by any Person described in subparagraph (E) of this section and all trusts established for the benefit of any such individual or the members of his or her immediate family. As used in the preceding sentence, the terms “control”, “controlled by” and “under common control with” mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. If any party is comprised of more than one Person, the “Affiliates” of such party shall be the Affiliates of each and every Person comprising the party, jointly and individually.

(xxxvii)    “Landlord’s Work” means all of the buildings, structures, fixtures, improvements and work set forth in the Final Plans and Specifications and all other work reasonably required to properly complete such buildings, structures, fixtures and improvements and cause the same to be fully operational in accordance with the Design Requirements.

(xxxviii)    “Mechanical Systems” means the mechanical, electrical, plumbing, heating, air conditioning, elevator, sprinkler and fire protection systems forming a part of the Premises.

(xxxix)    “MHE Improvements” means (A) substantial completion of the building exterior precast panels, steel structure with decking, floor slab and roofing for the warehouse area shown as the “Phase I MHE Turnover” and the “Phase II MHE Turnover” on Exhibit B-10 (collectively, the “MHE Area”), which consists of all the area within column lines 1 through 9 and column lines A through N on said Exhibit B-10, (B) the MHE Area being in a weather tight condition, (C) completion of two (2) docks, with dock doors and functional dock equipment for use by Tenant, (D) all exterior window and dock openings being temporarily protected from the elements, (E) all under slab electrical infrastructure, concrete slab on grade, fire protection piping, electrical lighting and any overhead electrical power being installed in the MHE Area, and temporary electrical power and compressed air being available to the MHE Area, and (F) Landlord’s Work having reached the level of completion necessary to allow Tenant’s MHE Installations to be properly installed, and reasonably protected.

(xl)    “MHE Access Date” means the date (A) Landlord completes the MHE Improvements and (B) irrevocably grants Tenant (in writing) access to the Premises for purposes of staging, installing and testing Tenant’s MHE Installations (as defined in Section 3.01(b)) in the MHE Area in accordance with Section 3.01(b) and the right to use at least two (2) loading docks in connection therewith.

(xli)    “MHE Access Deadline” means July 2, 2018, subject to the provisions of Section 3.01 and Section 5 of Exhibit B.

(xlii)    “Milestone Schedule” means the dates when certain components of the Construction Documents and certain permits and approvals required for the construction of the Project are anticipated to be received, as set forth on Exhibit B-5.

(xliii)    “Minor Deviations” means minor deviations from the Final Plans and Specifications that result from workmanship within normal construction tolerances for Class A industrial and distribution buildings recently built by skilled, experienced and sophisticated contractors, but not any deviations resulting from a substitution of materials, a change in design, or a failure to install any component of the Final Plans and Specifications.

(xliv)    “Minor Punch List Items” means minor defects and deficiencies in Landlord’s Work that (A) can be corrected and completed within thirty (30) days of their identification, (B) will cost less than Two Hundred Thousand and No/100 Dollars ($200,000.00), in the aggregate, to remedy, and (C) will not materially interfere or delay Tenant’s ability to install its furnishing, trade fixtures, equipment and other personal property in the Building, Tenant’s use or occupancy of the Premises for the Permitted Use or the ability to obtain any governmental permit, license or approval require in connection therewith.

(xlv)    “Monetary Lien” means any monetary claim, judgment, mortgage, deed of trust, deed to secure debt, security interest or other similar encumbrance.

(xlvi)    “Monthly Rent” shall have the meaning ascribed to it in Section 5.01.

(xlvii)    “Net Worth” means, with respect to any Person, the difference between such Person’s total assets and its total liabilities, excluding the amount of any negative goodwill and calculated in accordance with generally accepted accounting principles or other reputable accounting principles.

(xlviii)    “Permitted Exceptions” means (A) the matters described on Exhibit D, (B) reasonable access and utility easements encumbering the Premises entered into by Landlord in accordance with Section 3.01(h), (C) any encumbrances caused by Tenant’s affirmative acts, and (D) the lien for real property taxes that are not yet delinquent.

(xlix)    “Permitted Uses” means any or all of the following purposes and activities related thereto: (A) office uses, general administration, customer service, warehousing, light manufacturing and assembly, distribution, and fulfillment of customer orders; and (B) any other lawful use.

(l)    “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution or entity, including, without limitation, any governmental body, agency or department.

(li)    “PILOT Payments” means the payments in lieu of property taxes to be made with respect to the Premises under the Incentive Agreements, as the same may be amended from time to time in accordance with Section 6.02, including, but not limited to, any annual fees payable to Boone County or any department, official or legal counsel thereof (including, without limitation, the Treasurer, Assessor, Clerk, Appraiser and Accountant thereof) and any fees payable to the Bond Trustee under the Incentive Agreements.

(lii)    “Premises” means the Land, the Improvements and all rights, interests, privileges, tenements, hereditaments and easements appurtenant thereto.

(liii)    “Prohibited Project Costs” means (A) costs incurred to correct defects in Landlord’s Work, including, but not limited to, defects in design, workmanship, construction or materials and improperly completed work; (B) costs of repairs, maintenance and replacements covered by warranties or guaranties; (C) depreciation and similar “non-cash” costs; (D) reserves; (E) income taxes, gross receipt taxes, profit taxes, estate taxes, succession taxes, transfer taxes, indebtedness taxes, mortgage taxes, gift taxes, franchise taxes, excise taxes, corporate taxes, partnership taxes, or taxes arising due to the business operations of Landlord, except for indebtedness taxes due in connection with the Construction Loan and transfer taxes paid by Landlord in connection with its acquisition of the Land; (F) fines, penalties, default interest and late charges; (G) costs associated with the assessment, monitoring, clean-up, removal, abatement or remediation of Hazardous Substances released by Landlord, any of the Landlord Related Parties or any of their respective Affiliates, agents, employees, contractors, subcontractors, guests or invitees; (H) costs arising as a result of Landlord’s or any of its Landlord Parties’ breach of an agreement, negligence, misconduct or violation of Applicable Laws; (I) costs of correcting any non-compliance with Applicable Laws or defects in Landlord’s Work; (J) costs incurred to restore damage caused by fire or other casualty, excluding insurance deductibles; (K) costs of restoring damage caused by a taking of any portion of the Project by condemnation or eminent domain; (L) refundable amounts and amounts with respect to which Landlord is entitled to reimbursement under any warranty or other agreement; (M) amounts paid to Landlord or any of the Landlord Parties, except the Development Fee, the Contractor’s Fee, the Landlord’s Permitted Equity Return, and any other amount expressly approved, in writing, by Tenant after the Effective Date, which approval may be granted or withheld by Tenant in its sole and absolute discretion; (N) costs pertaining to the overhead and off-site operations of Landlord or any of the Landlord Parties, including, without limitation, employee wages, benefits or other compensation, advertising and marking costs, rent, utility costs, insurance costs, accounting charges, and costs associated with the formation, operation and internal organization of Landlord as a business entity, except for the General Conditions Costs expressly permitted under Sections 2(h) and 2(i) of Exhibit B; (O) costs related to the any real property other than the Project or the operation, maintenance or repair thereof, excluding any costs associated with off-site work included in the Final Plans and Specifications, which the parties expressly agree shall be included; (P) costs of defending or prosecuting any mediation, arbitration proceeding or litigation, including, without limitation, attorneys’ fees, expert fees, court costs, mediator or arbitrator fees and other expenses; (Q) costs incurred in connection with the raising of any capital (debt or equity) other than the Construction Loan, including, but not limited to, cost of selling or syndicating any interests in Landlord or any of its Affiliates, broker fees, investment advisor fees, marketing costs, attorneys fees’, registration fees, preferred returns, commitment fees, asset management fees, and accounting fees; (R) charitable or political contributions; (S) refundable amounts; (T) rental costs for machinery and equipment, including repairs to such machinery and equipment, except to the extent expressly provided in the other provisions of this Lease; (U) the cost of any item not specifically and expressly identified as a Project Cost in this Lease; (V) costs that would cause the Guaranteed Maximum Project Costs to be exceeded, as adjusted in accordance with the terms of this Lease; (W) costs and fees of attorneys, accountants, or other consultants, unless expressly authorized under the terms of this Lease; (X) any item included in the General Conditions Costs to the extent such costs were included in Project Costs initially; and (Y) any costs related to upgrading the roof depicted in the Design Requirements to a sixty (60) mil membrane and the purchase of an additional five (5) years of warranty for the roof, thereby bringing the roof warranty period to twenty-five (25) years (it is anticipated the cost of such upgrade and warranty will be approximately $95,000.00, will be paid by Landlord with its own funds, and will not be included in Project Costs).

(liv)    “Project Costs” means all hard and soft costs that are reasonably and necessarily incurred, paid and documented by Landlord to purchase the Land, design the Project, and construct the Landlord’s Work as allowable under Exhibit B, excluding Prohibited Project Costs, but including, without limitation, (A) the cost of purchasing, developing and constructing the building, parking areas, access drives, utility facilities and other improvements detailed in the Final Plans and Specifications, including, without limitation, the cost of off-site work required therein that is completed by Landlord, (B) the architect’s and engineer’s fees incurred by Landlord to complete the Final Plans and Specifications and to perform any necessary Construction Administration services, (C) the cost of all governmental permits, licenses and other approvals required for the construction of Landlord’s Work, including, without limitation, costs arising from delays in receiving any permits from governmental entities necessary to perform Landlord’s Work, (D) amounts Landlord is required to pay in connection with the Incentive Agreements under Section 2.02, including, without limitation, additional costs associated with negotiating and entering into any of the Incentive Agreements, fees owed by Landlord under the Incentive Agreement, and fees paid to Landlord’s internal and external legal counsel to review, negotiate or implement the Incentive Agreements, provided such fees paid to internal and external legal counsel shall not exceed Thirty-Five Thousand and No/100 Dollars ($35,000.00) in the aggregate, (E) impact fees and utility tap, capacity or connection charges resulting from the development of the Project (including, but not limited to, Landlord’s Work), (F) interest paid by Landlord on the Construction Loan to the extent the proceeds of the Construction Loan are used to pay costs that may be included in Project Costs under the other provisions of this section, (G) Property Taxes paid by Landlord that are allocable to the period between the Closing Date and the Rent Commencement Date, (H) reasonable attorneys’ fees and transaction costs paid by Landlord in connection with the Construction Loan, including, but not limited to, loan commitment fees, premiums for any lender’s policy of title insurance, recording costs, and indebtedness taxes, (I) the cost of insurance and bonds obtained by Landlord that are directly related to the construction of Landlord’s Work, (J) the cost of due diligence materials and inspections incurred by Tenant that are paid by Landlord, (K) the cost of any environmental assessments, abatements or other inspections of the Land obtained by Landlord in connection with its acquisition thereof, except to the extent the same are Prohibited Project Costs, (L) the cost of landscaping, irrigation, signage, utilities, and other amenities included in the Final Plans and Specifications, (M) the amount of the brokerage fees paid by Landlord pursuant to Section 26.08, (N) any amount Landlord pays Tenant to reimburse Tenant for the fees paid to Bradley Arant Boult Cummings LLP pursuant to Section 26.08, (O) any other hard or soft costs agreed by the parties, in writing, and (P) the Development Fee, the Contractor’s Fee and the Landlord’s Permitted Equity Return. Notwithstanding anything to the contrary, in no event shall Project Costs include Prohibited Project Costs.

(lv)    “Property Taxes” means (A) ad valorem real property taxes, governmental assessments (general and special) and governmental storm water fees (but not impact, tap, connection or capacity charges) levied against the Premises; and (B) PILOT Payments. Property Taxes shall not include, and Landlord’s shall be solely responsible for paying: any income taxes, sales taxes, estate taxes, succession taxes, transfer taxes, indebtedness taxes, gift taxes, inheritance taxes, franchise taxes, excise taxes or special assessments; any impact fees, traffic mitigation fees, highway fees, signage fees, parking fees, or utility tap, capacity or connection charges resulting from the development of the Premises (including, but not limited to, Landlord’s Work) or any impacts thereof; and any taxes arising due to the business operations of Landlord.

(lvi)    “Purchase Agreements” means (A) that certain Real Estate Option Agreement dated December 31, 2016, as amended by that certain undated Real Estate Option Extension Agreement, by and between American Outdoor Brands Corporation, as buyer, and Green Acre Estates, L.L.C., as seller, and (B) that certain Contract for Sale of Vacant Land dated July 12, 2017, by and between American Outdoor Brands Corporation, as buyer, and Last Enterprises, LLC, as seller.

(lvii)     “Rent” means the Monthly Rent and additional rent that Tenant is expressly required to pay Landlord under this Lease.

(lviii)    “Rent Adjustment Dates” means (A) the first (1st) day of the twelfth (12th) full calendar month following the month in which the Rent Commencement Date occurs (the “Initial Adjustment Date”), and (B) each anniversary of the Initial Adjustment Date during the Initial Term, but excluding any anniversary of the Initial Adjustment Date during an Extension Period.

(lix)    “Rent Commencement Date” means, subject to the other terms hereof, the later of (A) the date that is thirty (30) days after the Delivery Date, or (B) the date that is one hundred seventeen (117) days after the MHE Access Date; or (C) November 1, 2018.

(lx)    “Schedule of Time” means the schedule for completion of Landlord’s Work attached as Exhibit B-8.

(lxi)    “Substantial Completion” shall mean the occurrence of all of the following: (A) the completion of Landlord’s Work in strict accordance with the Final Plans and Specifications, except for Minor Deviations and Minor Punch List Items; (B) the issuance of a Certificate of Substantial Completion (AIA G704 Form) to Tenant for Landlord’s Work, which has been signed by Landlord, Architect and Contractor and reflects that Landlord’s Work has been completed in strict accordance with the Final Plans and Specifications, except for Minor Deviations and Minor Punch List Items; (C) the issuance of a conditional or temporary certificate of occupancy for the Premises by Boone County, Missouri and all other governmental permits, licenses, approvals, inspection reports, certificates and other documents by applicable governmental authorities required for Tenant to occupy the Premises; (D) the satisfactory start-up, testing and operation of the heating and air conditioning system, mechanical system, electrical system, plumbing system and elevator(s), including, but not limited to, the issuance of a test report for such heating and air conditioning system showing the same is properly operating and properly balanced, and the Premises being fully energized; (E) the Building being watertight and weathertight; (F)

all known defects and deficiencies in the Landlord’s Work having been corrected, except for Minor Deviations and Minor Punch List Items; (G) all rubbish, tools, scaffolding and surplus construction materials related to Landlord’s Work having been removed from the Premises; and (H) Landlord’s delivery to Tenant of a fully executed copy of the Memorandum of Lease described in Section 26.16 that has been properly recorded in the Office of the Recorder of Deeds for Boone County, Missouri.

(lxii)    “Tenant Default” shall have the meaning ascribed to it in Section 16.02.

(lxiii)    “Tenant Delay” means the actual net delays in substantial completion of the Landlord’s Work to the extent attributed to (A) early access to the Premises by Tenant or any of its agents, employees, contractors or representatives prior to the Delivery Date, except to the extent caused, in whole or in part, by Landlord’s failure to comply with the terms of this Lease; or (B) affirmative acts of Tenant or any of its agents, employees, contractors or representatives at the Premises in violation of this Lease, including, without limitation, Tenant’s failure to respond to requests for approval of the Construction Documents within the timeframes set forth in Exhibit B.

(lxiv)    “Tenant Lease Guarantor” means any Person who, at the time in question, is guaranteeing the satisfaction of all or a portion of Tenant’s obligations and liabilities under this Lease. As of the Effective Date, the Tenant Lease Guarantor is American Outdoor Brands Corporation.

(lxv)    “Term” means the term of this Lease, as the same may be extended or early terminated pursuant to the provisions of this Lease or any other written agreement entered into by Landlord and Tenant.

1.02    Construction. Unless the context indicates otherwise, (i) the terms “hereof”, “hereunder,” “herein” and similar expressions refer to this Lease as a whole and not to any particular article, section or paragraph, (ii) the singular includes the plural and the masculine gender includes the feminine and neuter, and (iii) all references to articles, sections and subsections refer to the articles, sections and subsections of this Lease. The titles of the articles, sections and subsections of this Lease are for convenience only and shall not affect the meaning of any provision hereof. Landlord and Tenant have agreed to the particular language of this Lease, and any question regarding the meaning of this Lease shall not be resolved by a rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman. FOR PURPOSES OF THIS LEASE, TIME SHALL BE CONSIDERED OF THE ESSENCE.

ARTICLE II

DEMISE AND MASTER LEASE

2.01    Demise. Landlord hereby leases the Premises to Tenant during the Term, and Tenant hereby leases the Premises from Landlord during the Term, upon the terms and conditions set forth in this Lease. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, throughout the Term, and Tenant shall determine the Building’s hours of operation. The Premises shall be exclusively occupied by Tenant and parties claiming by, through or under Tenant, and, subject to the Permitted Exceptions, Landlord shall not authorize or permit any other Person to use or occupy the same, including, but not limited to, any parking areas, access drives, sidewalks, signage, detention ponds, or utility facilities forming a part of the Premises. Tenant shall have the benefit of all rights, privileges, tenements, hereditaments and easements forming a part of or appurtenant to the Premises during the Term, including, but not limited to, those under the Permitted Exceptions, and Landlord shall not amend, modify, waive, terminate, exercise, or grant any consent, forbearance or concession with respect to the same during the Term without Tenant’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

2.02    Incentives & Prime Lease.

(a)    Upon closing of the Ch. 100 bond financing in accordance with the Incentive Agreements, Landlord shall convey good and marketable fee simple title to the Premises to the County, subject only to the Permitted Exceptions, and enter into the Incentive Agreements related to the Ch. 100 bond financing, all in accordance with the terms of the Incentive Memorandum. Landlord agrees to: (i) take all actions, and cause the Contractor and its subcontractors to take all actions, necessary to realize the benefit of the sales taxes incentives outlined in the Incentive Memorandum and/or the Incentive Agreements; (ii) satisfy all of its obligations under this Lease and the Incentive Agreements necessary to effectuate and maintain the incentives outlined in the Incentive Memorandum and/or the Incentive Agreement and comply therewith, including, without limitation, submitting any necessary certificates; and (iii) use commercially reasonable efforts to otherwise effectuate and maintain such incentives, provided Landlord shall not be required to pay any costs pursuant to this subparagraph (iii) that are not its obligation under the other provisions of this Lease, unless Tenant agrees, in writing, to reimburse Landlord for the same. Without limiting the generality of the foregoing, Landlord shall pay all amounts owed to the County under the Incentive Agreements and all attorneys’ fees incurred by the County in connection with the preparation or negotiation of the Incentive Agreements or the consummation of the incentives set forth therein, provided, all such amounts shall be included in Project Costs to the extent the same are due and payable prior to Delivery Date. Landlord shall comply with all of the terms and conditions set forth in the Incentive Agreements that are applicable to Landlord prior to the Delivery Date and any other obligations that Landlord is required to satisfy under the terms of this Lease, including, but not limited to, paying all rent and other amounts owed by Landlord under the Prime Lease, when due. In addition, Landlord shall satisfy all of its obligations under the Incentive Agreements arising out of or related to Landlord’s Work, including, without limitation, delivery of the completion certificate required upon Substantial Completion of Landlord’s Work.

(b)    Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party from and against all third party claims (including, but not limited to, claims by Boone County) and resulting liabilities arising or resulting from the Indemnifying Party’s violation of the Incentive Agreements.

(c)    As part of the Incentive Agreements, Landlord and the County will enter into a lease agreement in the form attached hereto as Exhibit E (the “Prime Lease”), pursuant to which the Premises will be leased back to Landlord. The parties acknowledge and agree that this Lease will be subordinate to the Prime Lease throughout the term thereof. Except as provided in Section 2.02(e), neither Landlord nor Tenant shall amend, modify, waive any provisions of, terminate, or grant any consent, forbearance or concession with respect to the Prime Lease during the Term without the other party’s prior written approval, which approval shall not be unreasonably withheld, qualified or delayed by Landlord or Tenant, as applicable, so long as such amendment, modification, waiver, termination or grant does not materially increase its obligations or liabilities under the Incentive Agreements, excluding any obligations or liabilities that Tenant expressly agrees, in writing, to satisfy. Landlord shall exercise the purchase option granted to Landlord under Section 11.1 of the Prime Lease (the “Purchase Option”) at the end of the term of the Prime Lease, as the same is extended by Tenant in accordance with Section 2.02(e) below, without obtaining Tenant’s consent.

(d)    As part of the incentives related to the Project, the County and the State of Missouri (the “State”) have procured funds from a Community Development Block Grant to fund certain off-site improvements, including, but not limited to, a water line serving the Premises. In the event the County or State fails to install such water line within a time frame that will allow Landlord to achieve Substantial Completion by the Delivery Deadline, then Landlord may, at its option, install such water line at its expense, in which case the amount of the Guaranteed Maximum Project Costs shall be increased by the reasonable out-of-pocket costs that Landlord incurs to install such water line.

(e)    Tenant shall have the right to extend the term of the Prime Lease in connection with the extension of any incentives granted under the Incentive Agreements (including, without limitation, any extension of the PILOT Payments) or the granting of any new incentives to Tenant under Ch. 100 (collectively, the “New Incentives”). Landlord agrees to enter into any such extension of the Prime Lease, upon Tenant’s written request; provided, Landlord continues to have the right to purchase the Premises at the end of the term of the Prime Lease, as extended, under the Purchase Option. In addition, Landlord agrees to enter into amendments, modifications and supplements to the Incentive Agreements required in connection with any such extension of the Prime Lease or New Incentives, upon Tenant’s request; provided, the same do not materially increase Landlord’s obligations or liabilities under the Incentive Agreements, except for obligations or liabilities that Tenant expressly agrees, in writing, to satisfy.

2.03    Excess Land. Prior to Substantial Completion, Landlord shall convey the portion of the Premises described on Exhibit F (the “Excess Land”) to Tenant in accordance with this section; provided, if there is a material adverse change affecting the Excess Land (including, but not limited to, any material adverse change in the physical condition of the Excess Land not provided for in the Final Plans and Specifications (as subsequently modified by Change Order), title to the Excess Land, or the environmental condition of the Excess Land) prior to such conveyance, Tenant may elect not to have the Excess Land conveyed to it. Landlord shall give Tenant at least sixty (60) days advance written notice of the date upon which Landlord intends to convey the Excess Land to Tenant pursuant to this section (the “Excess Land Conveyance Date”). Tenant shall have the right to: (i) inspect the Excess Land, from time to time; (ii) obtain an updated title insurance commitment, survey, and Phase I and Phase II environmental assessments of the Excess Land; and (iii) review any and all information related to the Excess Land in Landlord’s possession or control. Landlord agrees to cooperate and assist with Tenant’s efforts to obtain a Phase I and Phase II environmental assessment of the Excess Land, and Landlord shall furnish information reasonably required in connection therewith to the extent in its possession or control. Tenant acknowledges that Landlord intends to mine fill from the Excess Land as required by the Final Plans and Specifications and that mining such fill will change the physical characteristics of the Excess Land from the condition in which it exists as of the Effective Date to the condition provided for in the Final Plans and Specifications and this section. Such changes do not constitute a material adverse change for purposes of this Section 2.03 so long as the same are consistent with the Final Plans and Specifications and this section. Except for such changes, Landlord will not make any Alterations to the Excess Land, and Landlord shall cause the areas disturbed as a result of the mining of fill material in accordance with the Final Plans and Specifications to be (i) placed in a condition that complies with Applicable Laws, (ii) sloped in a manner that reasonably protects against erosion and does not result in any unsafe grades or precipices, and (iii) properly seeded with grass overlaid by straw. In addition, Landlord shall not place any debris, spoils or other material therein, except clean soil properly compacted in a manner approved by Tenant, which approval shall not be unreasonably withheld. Landlord shall promptly notify Tenant, in writing, if Landlord learns of any event, matter or circumstance that has or could have a material adverse effect on the Excess Land, including, without limitation, the presence of any Hazardous Substances on, under or about the Excess Land or released therefrom. Subject to the other terms hereof, Landlord shall convey the Excess Land to Tenant on the Excess Land Conveyance Date, pursuant to this section, by properly executing and delivering to Tenant a Special Warranty Deed conveying good and marketable fee simple title to the Excess Land to Tenant, subject only to the Permitted Exceptions that encumber the Excess Land (but not others) and free and clear of all Monetary Liens. The Excess Land will not be subject to the Prime Lease. At the time Landlord delivers such deed to Tenant, Landlord shall also (i) execute and deliver to Tenant an owner’s affidavit, in form and content, sufficient to have the mechanics’ and materialmen’s lien exception, rights of parties in possession exception and any other standard exceptions removed from the Owner’s Title Policy and the gap insured; (ii) furnish Tenant with evidence, reasonably satisfactory to Tenant and its title insurance company, that Landlord is duly authorized and empowered to convey the Excess Land to Tenant and perform its other obligations hereunder, including, but not limited to, formation documents, resolutions and certificates of good standing; (iii) execute and deliver to Tenant all other documents, instruments, certificates and affidavits necessary to consummate the transaction contemplated by this section, including, without limitation, an IRS §1445 certificate; and (iv) cause all liens (including, without limitation, all Fee Mortgages) affecting the Excess Land to be released and discharged, except for any liens arising or resulting directly from Tenant’s affirmative acts. Tenant shall be responsible for up to Twenty-Five Thousand and No/100 Dollars ($25,000.00) of the out-of-pocket closing costs incurred by Landlord in conveying the Excess Land to Tenant, including, without limitation, the cost of subdividing the Excess Land (if required) and all transaction costs in consummating such closing; provided, (i) Landlord shall be responsible for the cost of releasing any Fee Mortgages and other Monetary Liens, such costs shall be paid by Landlord and shall not be included in Project Costs, and (ii) Landlord shall provide Tenant with reliable evidence of the amount of such costs and the payment thereof, including, but not limited to, invoices and paid receipts.

ARTICLE III

LANDLORD’S WORK

3.01    Completion of Landlord’s Work.

(a)    Landlord shall cause Landlord’s Work to be completed in accordance with the terms of this Lease (including, without limitation, Exhibit B), and Landlord shall comply with all of the terms and conditions of, and satisfy all of its obligations under, Exhibit B.

(b)    Landlord shall deliver possession of the Premises to Tenant promptly following Substantial Completion; provided, Landlord shall permit Tenant to enter upon and occupy the Premises on the MHE Access Date for purposes of storing, installing and testing Tenant’s material handling equipment, racking systems, and related systems and equipment (collectively, “Tenant’s MHE Installations”) in accordance with the terms of this section. Tenant shall have possession of the MHE Area from and after the MHE Access Date, except (i) Landlord may use the portion of the MHE Area identified as the “Phase II MHE Turnover” on Exhibit B-10 (the “Phase II MHE Area”) until the date (the “Phase II MHE Turnover Date”) that is twenty-one (21) days after the MHE Access Date to the extent reasonably necessary to complete Landlord’s Work therein, and (ii) Tenant shall not use the Phase II MHE Area until the Phase II MHE Turnover Date. During the period between the MHE Access Date and the Phase II MHE Turnover Date, Landlord and Tenant shall each use reasonable efforts not to interfere with the other party’s use of said Phase II MHE Area for the purposes permitted hereunder. Landlord shall vacate the Phase II MHE Area and deliver possession thereof by the Phase II MHE Turnover Date. Landlord shall deliver possession of the IT Room in IT Room Ready Condition by the IT Room Delivery Date. Once possession of any portion of the Premises is delivered to Tenant pursuant to this section, Tenant shall have the exclusive right to occupy and control the same.

(c)    If the Delivery Date occurs prior to the Delivery Deadline, then Tenant may, at its option, elect to postpone delivery of the Premises and the Delivery Date until the Delivery Deadline or any date prior thereto upon written notice to Landlord.

(d)    Landlord shall give Tenant at least thirty (30) days advanced written notice of: (i) the date upon which substantial completion of the MHE Improvements will occur; and (ii) the date (the “Projected Delivery Date”) upon which the Delivery Date will occur. Unless Tenant agrees otherwise, in writing, Landlord shall not deliver possession of the Premises to Tenant prior to the Projected Delivery Date.

(e)    Subject to Section 3.01(g), the MHE Access Deadline shall be extended by the period of any actual delay in completion of the MHE Improvements caused by an Event of Force Majeure; provided, (i) Landlord shall use commercially reasonable efforts to minimize the duration of such delays, (ii) the MHE Access Deadline shall not be extended by more than ninety (90) days, in the aggregate, pursuant to this Section 3.01(e), except if the MHE Improvements are damaged by insured casualty prior to the MHE Access Deadline, then the MHE Access Deadline shall be extended by the period of any reasonable delay in completing construction of MHE Improvements caused by such casualty, and (iii) Landlord must notify Tenant, in writing, of any delay in completion of the MHE Improvements caused by an Event of Force Majeure within thirty (30) days of the occurrence of such Event of Force Majeure.

(f)    Subject to Section 3.01(g), the Delivery Deadline shall be extended by the period of any delay in completion of Landlord’s Work caused by an Event of Force Majeure or Tenant Delay; provided, (i) Landlord shall use commercially reasonable efforts to minimize the duration of such delays, (ii) the Delivery Deadline shall not be extended by more than ninety (90) days, in the aggregate, pursuant to this Section 3.01(f), except if the Landlord’s Work is damaged by insured casualty prior to the Delivery Date, then the Delivery Deadline shall be extended by the period of any reasonable delay in completing construction of Landlord’s Work caused by such casualty, (iii) Landlord must notify Tenant, in writing, of any delay in completion of the Landlord’s Work caused by an Event of Force Majeure within thirty (30) days of the occurrence of such Event of Force Majeure, and (iv) Landlord must notify Tenant, verbally and in writing, of any delay in the completion of Landlord’s Work caused by a Tenant Delay within forty-eight (48) hours after the occurrence of such Tenant Delay so that Tenant may cure the same. Landlord shall notify Tenant of the actual number of days of delay associated with any Tenant Delay within five (5) days of resolution of any Tenant Delay.

(g)    Notwithstanding anything to the contrary contained herein, if Landlord fails to notify Tenant, in writing, of any delay in the completion of MHE Improvements or Landlord’s Work caused by an Event of Force Majeure within thirty (30) days after the occurrence of such Event of Force Majeure, the MHE Access Deadline and/or the Delivery Deadline shall not be extended by the period of such delay. Delays in the completion of Landlord’s Work caused by weather conditions shall be considered caused by an Event of Force Majeure if, but only if: (i) Landlord demonstrates that the weather condition at issue is more severe than one would reasonably expect to encounter at the Land based on historical conditions over the past three (3) years as established by the National Weather Service; (ii) Landlord notifies Tenant, in writing, of such weather conditions within thirty (30) days after the occurrence thereof; and (iii) such notification identifies the time critical trades which will be or were delayed by the weather condition and the impact on the Schedule of Time.

(h)    Notwithstanding anything to the contrary herein, Landlord may grant the following easements, without obtaining Tenant’s consent, to the extent they are reasonably necessary for the performance of Landlord’s Work or the development or construction of the Project: (i) easements over, under, through and across the Premises for utility lines, communications lines, cable television lines, and related facilities exclusively serving the Premises, provided such easements do not materially interfere with Tenant’s ability to use the Premises, such easements do not materially interfere with, impair or decrease any of Tenant’s rights hereunder, such easements do not materially increase Tenant’s obligations or liabilities hereunder, and such easements do not violate the Incentive Agreements, any existing Permitted Exceptions or the other terms of this Lease; and (ii) utility easements over, under, through and across Premises for publicly dedicated utility mains and related facilities shown in the Final Plans and Specifications, provided such easements do not materially interfere with Tenant’s ability to use the Premises, such easements do not materially interfere with, impair or decrease any of Tenant’s rights hereunder, such easements do not materially increase Tenant’s obligations or liabilities hereunder, such easements do not violate the Incentive Agreements, any existing Permitted Exceptions or the other terms of this Lease.

(i)    In the event the MHE Access Deadline or Delivery Deadline is extended pursuant to Sections 3.01(e) or 3.01(f) above, the Landlord shall also be entitled to an adjustment in the Guaranteed Maximum Project Costs only for those additional General Conditions Costs actually incurred as a result of delay to the critical path activities of the Landlord’s Work that are permitted under Exhibit B, but no other damages or costs of any kind, including, without limitation, indirect (e.g., home office overhead costs), incidental, or consequential damages.

3.02    Entry and Inspection. Upon reasonable, advance notice to Landlord, Tenant shall have the right to enter upon the Premises prior to the Delivery Date for purposes of: (i) inspecting Landlord’s Work and the Premises; and (ii) taking measurements and space planning; provided Tenant shall not materially interfere with the completion of Landlord’s Work. In addition, Tenant shall have the right to enter the Premises following substantial completion of the MHE Improvements for purposes of storing, installing, and testing Tenant’s MHE Installations. Landlord shall make commercially reasonable efforts to coordinate the construction of Landlord’s Work following substantial completion of the MHE Improvements with Tenant in order to allow Tenant the ability to install and test Tenant’s MHE Installations; provided, that (i) Tenant is required to carry its own insurance liability insurance and property insurance in accordance with Section 11.01, (ii) Tenant must comply with Landlord’s reasonable safety and security precautions so long as Landlord has furnished a written copy thereof and such precautions do not materially increase Tenant’s obligations or materially decrease its rights hereunder or materially impair its ability to install Tenant’s MHE Installations, and (iii) Tenant must use commercially reasonable efforts to maintain labor harmony on site to the extent reasonably requested, in writing and in advance, by Landlord in connection with such early entry and the installation and testing of Tenant’s MHE Installations. If any of Tenant’s MHE Installations are damaged by Landlord or its agents, employees, contractors or representatives prior to the Delivery Date, Landlord shall promptly notify Tenant of such damage and Landlord shall cause such damage to be repaired, in a manner reasonably acceptable to Tenant. At all times during Tenant’s use or occupancy of the Premises prior to the Delivery Date, Tenant shall coordinate its activities with Landlord and Landlord’s contractors and shall provide, prior to such use or occupancy, all required insurance certificates requested by Landlord to evidence the insurance that Tenant is required to maintain hereunder. Landlord shall pay, prior to the Delivery Date, all impact fees, traffic mitigation fees, highway fees, signage fees, parking fees, tap fees, utility connection charges, and utility capacity charges related to the development of the Premises (including, but not limited to, Landlord’s Work) or the occupancy thereof.

3.03    Gross Building Area. Within thirty (30) days after the Delivery Date, Landlord shall furnish Tenant with a written statement signed by the Architect (the “Architect’s Certificate”) certifying the Gross Building Area to Landlord and Tenant. If Tenant disputes the Gross Building Area set forth in the Architect’s Certificate, Tenant shall notify Landlord, in writing, of such dispute within thirty (30) days after the Rent Commencement Date. In the event Tenant timely disputes the Gross Building Area set forth in the Architect’s Certificate, Tenant’s representative and Landlord’s representative will endeavor, in good faith, to resolve such dispute within thirty (30) days thereafter. If Landlord and Tenant are unable to resolve any such dispute regarding the Gross Building Area within such thirty (30) day period, then (i) Landlord shall retain an independent architect reasonably approved, in writing, by Tenant to measure the Building, (ii) such architect’s determination of the Gross Building Area shall be conclusive and binding on Landlord and Tenant, and (iii) Landlord and Tenant shall each pay one-half (1/2) of the fee charged by such independent architect to measure the Building. In the event that the actual Gross Building Area is greater than the Estimated Gross Building Area, there shall be no adjustment to Monthly Rent. In the event the actual Gross Building Area, as of the Delivery Date, is less than ninety-eight and one-half percent (98.5%) of the Estimated Gross Building Area and Tenant does not require that Landlord correct the discrepancy, then there shall be a reduction in the Monthly Rent calculated by multiplying the Monthly Rent by a fraction whose numerator is the actual Gross Building Area and whose denominator is the Estimated Gross Building Area (New Monthly Rent = Old Monthly Rent * Actual Gross Building Area / Estimated Gross Building Area).

3.04    Indemnification. Except to the extent caused by the negligent acts or willful misconduct of Tenant or any of its agents, employees, contractors or representatives, Landlord shall indemnify, defend (through attorneys reasonably acceptable to Tenant) and hold harmless Tenant and its Affiliates, officers, directors, owners, members, agents and employees from and against all third party claims and associated lawsuits, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees actually incurred) arising or resulting from: (i) Landlord’s construction of the Landlord’s Work or any defects therein; (ii) any negligence or willful misconduct of Landlord or any of its agents, employees, contractors or representatives (including, without limitation, Contractor and Architect) occurring on the Premises during construction of Landlord’s Work or related to Landlord’s Work; or (iii) any dispute between Landlord and any contractor, subcontractor, supplier or other Person (excluding Tenant) related to the construction of the Landlord’s Work, including, but not limited to Contractor and Architect.

ARTICLE IV

TERM

4.01    Term. Subject to the other provisions hereof, the initial term of this Lease (the “Initial Term”) shall commence on the Delivery Date and expire at midnight on the last day of the two hundred fortieth (240th) full calendar month after the month in which the Rent Commencement Date occurs (the “Initial Term”). Within thirty (30) days after the exact Rent Commencement Date has been determined, Tenant and Landlord shall execute, acknowledge and deliver a written statement, in the form attached hereto as Exhibit G, setting forth the Delivery Date, the Rent Commencement Date, the initial Monthly Rent, and the Gross Building Area; provided, if Tenant has disputed the Gross Building Area in accordance with ARTICLE III, Landlord and Tenant shall execute such statement within thirty (30) days after the Gross Building Area has been conclusively determined pursuant to Section 3.03.

4.02    Extension Options. Landlord hereby grants Tenant six (6) extension options (such options being individually referred to as an “Extension Option” and collectively referred to as the “Extension Options”), each of which, if exercised, shall extend the term of this Lease for an additional five (5) years (each an “Extension Period”). Tenant may exercise an Extension Option, by giving written notice to Landlord, at any time during the Term or after the end of the Term so long as there is no outstanding Tenant Default; provided, if Tenant does not exercise an Extension Option by the date that is thirteen (13) months prior to the date the Term is then set to expire, then (i) Landlord may at any time thereafter send a written notice (an “Extension Notice”) to Tenant reminding Tenant of its rights under this Section 4.02, and (ii) Tenant must exercise an Extension Option within thirty (30) days after Tenant’s receipt of said Extension Notice or Tenant will cease to have any right to extend the Term pursuant to this Section 4.02. If Tenant exercises any Extension Option, this Lease shall continue throughout the resulting Extension Period under all of the same terms and conditions hereof, except as otherwise expressly set forth herein.

ARTICLE V

MONTHLY RENT

5.01    Monthly Rent. Commencing on the Rent Commencement Date and continuing throughout the remainder of the Term, Tenant shall pay Landlord monthly rent (the “Monthly Rent”) for the Premises in accordance with the terms of this section. Subject to the other terms hereof, the Monthly Rent shall be paid, in advance, with the first installment of Monthly Rent being due ten (10) Business Days after the Rent Commencement Date and with subsequent installments of Monthly Rent being due on the first (1st) day of each month thereafter during the Term. The Monthly Rent shall be prorated for any partial month during the Term. Subject to the other terms hereof, the Monthly Rent initially shall be an amount equal to one-twelfth (1/12th) of the product obtained by multiplying: (i) the decimal equivalent of six and one-quarter percent (6.25%); by (ii) the lesser of (A) the Project Costs incurred, paid and documented by Landlord, or (B) the Guaranteed Maximum Project Costs minus the amount of the Unused Allowance Amounts & Restricted Savings (as defined on Exhibit B). The Monthly Rent shall be subject to adjustment as expressly provided in this Lease. On each Rent Adjustment Date during the Initial Term, the Monthly Rent shall be increased by one and seventy-five hundredths percent (1.75%). In the event Tenant exercises any Extension Option, then, in lieu of any increase pursuant to the preceding sentence, the Monthly Rent during the Extension Period resulting from the exercise of such Extension Option shall be determined in accordance with Exhibit H.

5.02    Late Charges. If Tenant fails to pay any installment of Rent due under this Lease within five (5) days after the same is due, then (i) Tenant shall pay Landlord a late charge equal to five percent (5%) of such installment for the purposes of defraying Landlord’s administrative expenses relative to handling such overdue payment; and (ii) such installment shall bear interest from the date due until paid at the lesser of ten percent (10%) per annum or the maximum rate permitted under Applicable Laws (the “Default Rate”); provided, no such late fee or interest shall be due with respect to the first (1st) late installment of Rent during any calendar year so long as Tenant pays such late installments of Rent to Landlord within ten (10) days after Landlord gives Tenant written notice thereof. The parties agree that the provisions of this section are reasonable and shall not be deemed (i) a consent by Landlord to late payments, (ii) a penalty, (iii) a waiver of Landlord’s right to insist on the timely payment of Rent, or (iv) a waiver or limitation of the rights and remedies available to Landlord on account of the late payment of any Rent.

5.03    Payment. Except as otherwise expressly provided herein, all Rent shall be paid by Tenant without deduction, demand, notice or offset, in U.S. Dollars, in cash or by check or by wire transfer to an account designated by Landlord; provided, Tenant shall have the right to select which of such methods it uses to tender payment to Landlord. Tenant shall deliver all Rent to Landlord at the address specified in ARTICLE XXII or such other place as Landlord may designate to Tenant by written notice. The amounts payable by Tenant to Landlord under this Lease are the sole and exclusive amounts that Tenant owes Landlord in connection with its use and occupancy of the Premises during the Term. In no event shall Landlord charge Tenant any additional amount to use the parking areas forming a part of the Premises.

ARTICLE VI

PROPERTY TAXES AND INCENTIVES

6.01    Property Taxes. Landlord represents, warrants and covenants that the Premises are currently treated as two separate and discrete tax parcels for purposes of all Property Taxes that do not include any other real property or improvements; provided, that Landlord is in the process of completing a lot combination started by Tenant and will see that process through to completion, after which the Premises, excluding the Excess Land, will be treated as a single tax parcel and the Excess Land will be treated a single tax parcel. Subject to the other terms hereof, (i) Tenant shall pay all Property Taxes that are allocable to periods falling within the Term; and (ii) Landlord shall pay all Property Taxes that are allocable to periods outside the Term. Tenant shall pay one-twelfth (1/12th) of Landlord’s reasonable estimate of Tenant’s Share of the Property Taxes for each calendar year during the Term, on or before the first (1st) day of each month during such calendar year. Landlord shall furnish Tenant with a written statement (a “Property Tax Statement”) showing the calculation of the amounts Tenant owes under this section for each calendar year during the Term, promptly after the same are known with certainty. If the estimated payments made by Tenant pursuant to this section with respect to any calendar year are not sufficient to cover the portion of the Property Taxes for such calendar year to be paid by Tenant under this Section 6.01, then Tenant shall pay Landlord the deficiency within thirty (30) days after Tenant’s receipt of the Property Tax Statement for such year. If the estimated payments made by Tenant pursuant to this section with respect to any calendar year exceed the portion of the Property Taxes for such calendar year to be paid by Tenant under this section, then the excess shall be credited against future amounts Tenant owes under this section; provided any such excess existing at the expiration or termination of this Lease shall be promptly refunded to Tenant. Tenant shall have the right in its own name, or in Landlord’s name where appropriate, to contest the amount or legality of any Property Taxes with Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord agrees to execute any commercially reasonable instruments required to allow any such contest, and Landlord agrees to cooperate and assist with any such contest; provided Landlord shall not be required to incur any out-of-pocket costs in connection therewith. If Tenant contests the amount or legality of any Property Taxes, then, so long as the payment of such Property Taxes may legally be held in abeyance, the time within which Tenant must pay the same shall be extended until such contest is completed, provided Tenant shall be responsible for any penalty imposed by the taxing authority as a result thereof, and Tenant shall promptly post a bond or other security required by the taxing authority if forfeiture is threatened.

6.02    Incentive Agreements. Prior to Substantial Completion, Landlord will comply with the terms of the Incentive Agreements and file all forms and take all actions necessary for Tenant to realize the benefit of the incentives granted under the Incentive Agreements. In addition, Landlord shall cause Contractors and all of their respective subcontractors, vendors and suppliers furnishing materials, supplies or other items in connection with Landlord’s Work to submit all forms and take all actions necessary for Tenant to realize the benefit of all sales tax abatements and rebates granted under the Incentive Agreements.

ARTICLE VII

USE AND OPERATION

7.01    Use. Tenant and its Affiliates, employees, subtenants and licensees shall have the right to use the Premises for any or all of the Permitted Uses. Tenant may not use the Premises for any purpose other than the Permitted Uses, unless Tenant obtains Landlord’s prior written consent, which consent shall not be unreasonably withheld, qualified or delayed. Tenant shall conduct its operations and activities on the Premises in material compliance with all Applicable Laws; provided, (i) Tenant shall have the right to contest the enforcement or attempted enforcement of any Applicable Law, in good faith and with due diligence, (ii) Tenant shall not be deemed to have defaulted under this Lease as a result of its failure to comply with any Applicable Law until a final and unappealable court order against Tenant has been entered enforcing the same and the period of time reasonably necessary to effect compliance therewith has passed, and (iii) Landlord shall be responsible for causing Landlord’s Work to comply with Applicable Laws. Tenant shall cause its Alterations (if any) to comply with Applicable Laws. Tenant shall indemnify, defend and hold harmless Landlord from and against any third party claims and associated lawsuits, governmental actions, obligations, liabilities, damages, costs and expenses (including, without limitation, court costs, litigation expenses and attorneys’ fees) caused by Tenant’s failure to conduct its operations and activities at the Premises in compliance with Applicable Laws. Tenant shall have the right to discontinue its operations in the Premises, in whole or in part, at any time Tenant determines appropriate, in its sole and absolute discretion. Nothing contained in this Lease shall be deemed to require Tenant to use or occupy the Premises, and Tenant’s vacation of the Premises or failure to use or occupy the Premises shall not constitute a default hereunder. Notwithstanding Tenant’s election to discontinue its operations at the Premises, Tenant shall not cancel electric or water service to the Premises, Tenant shall keep the parking lights operational in accordance with its prior practices at the Premises, and Tenant shall cause the Building to be heated and cooled to the extent necessary to prevent material damage thereto (excluding ordinary wear and tear and subject to disruptions outside Tenant’s reasonable control or resulting from Landlord’s failure to satisfy its obligations hereunder), until the termination of this Lease or Tenant’s right to possession of the Premises.

7.02    No Waste. Tenant shall not commit or allow any waste to be committed on any portion of the Premises by Tenant or any of its Affiliates, employees, agents, subtenants, contractors or representatives.

7.03    Hazardous Substances.

(a)    Tenant may store, use, handle and generate Hazardous Substances at the Premises in connection with the Permitted Uses in commercial quantities normally associated therewith and in accordance with Applicable Laws. During the Term, Tenant shall be responsible for disposing of all Hazardous Substances generated by Tenant’s operations at the Premises or its employees, Affiliates, contractors, subtenants and licensees operations at the Premises, at Tenant’s expense. Tenant shall comply with all Applicable Laws in connection with Tenant’s storage, use, handling and generation of Hazardous Substances at the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall remove all Hazardous Substances being kept on the Premises by Tenant, its employees, Affiliates, contractors, subtenants and licensees, in accordance with Applicable Laws. Notwithstanding anything to the contrary in this Lease, and in consideration of Tenant’s rights set forth in this Section 7.03, Tenant shall indemnify, defend and hold harmless Landlord from and against all third party claims and associated lawsuits, governmental actions, obligations, liabilities, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and remediation costs) caused by Tenant’s or any of its employee’s, Affiliate’s, subtenant’s or licensee’s release of any Hazardous Substances on, under or about the Premises during the Term in violation of Applicable Laws (any such release being referred to as “Tenant Contamination”); provided, Tenant Contamination shall not include any such release caused by Landlord or any of Landlord’s Affiliates, employees, agents, contractors or representatives Tenant’s indemnification obligations in this Section shall include the obligation to defend Landlord, with counsel reasonably satisfactory to Landlord, in any proceedings, all at Tenant’s expense. Tenant’s indemnification obligations under this subsection shall survive the expiration or earlier termination of this Lease, and shall not be limited by any provisions of this Lease limiting Tenant’s liability hereunder. In the event of Tenant Contamination, Tenant shall only be required to investigate, monitor and clean-up, remove, abate or remediate such Tenant Contamination to the extent validly required by any governmental authority under Applicable Law.

(b)    Landlord shall deliver the Premises to Tenant in compliance with all Applicable Laws, including environmental laws, and free of any Hazardous Substances that violate Applicable Laws or that are present in quantities that could require additional assessments, clean-up or remediation under Applicable Laws. Without limiting the generality of the foregoing, Landlord shall remove and dispose of all asbestos, asbestos containing material, lead paint and other Hazardous Substances more particularly described in that certain Asbestos and Hazardous Building Material Survey Report, Proposed Development, North Route Z, Columbia, Missouri, prepared by Amec Foster Wheeler Environment & Infrastructure, Inc. for American Outdoor Brands Corp., dated March 29, 2017, and that certain Asbestos,

Lead Paint and Regulated Materials prepared by Terracon Consultants, Inc., dated October 13, 2017 and identified as Phase I Environmental Site Assessment Route Z Parcels, 1800 North Route Z, Columbia, Boone County, Missouri. Landlord shall comply with all Applicable Laws, including, without limitation, making required notifications to governmental authorities, in connection with the characterization, containment, removal, storage, and disposal of any asbestos, asbestos containing material, lead paint or other Hazardous Substances pursuant to this section (collectively, “Existing Hazardous Substances”). Landlord shall cause all Existing Hazardous Substances removed from the Premises pursuant to this section to be properly characterized and disposed of in accordance with Applicable Laws at a qualified landfill, using only trained and State licensed contractors. Landlord shall be the signatory to required notifications to governmental authorities, as owner of the Premises, and any shipping papers, including waste disposal manifests, as owner of the Premises and/or generator, in connection with the characterization, containment, removal, storage, and disposal of Existing Hazardous Substances. Landlord shall deliver copies of all notifications to any governmental authorities, licenses, permits, transportation logs, and waste disposal manifests related to the removal or disposal of Existing Hazardous Substances to Tenant prior to the Delivery Date. Landlord shall indemnify, defend and hold harmless Tenant from and against all third party claims and associated lawsuits, governmental actions, obligations, liabilities, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and remediation costs) arising out of any violation of this section. Landlord’s indemnification obligations in this Section shall include the obligation to defend Landlord, with counsel reasonably satisfactory to Landlord, in any proceedings, all at Tenant’s expense. Landlord’s indemnification obligations under this section shall survive the expiration or earlier termination of this Lease, and shall not be limited by any provisions of this Lease limiting Landlord’s liability hereunder.

(c)    Landlord shall not use, store, generate, release or discharge any Hazardous Substances on the Premises in violation of Applicable Laws, and shall cause the Landlord Related Parties and any employees, Affiliates, contractors, representatives and licensee of Landlord or the Landlord Related Parties not to use, store, generate, release or discharge any Hazardous Substances on the Premises in violation of Applicable Laws. Landlord shall indemnify, defend and hold harmless Tenant from and against all third-party claims and associated lawsuits, governmental actions, obligations, liabilities, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and remediation costs) caused by Landlord’s, any of the Landlord Related Parties or any of their respective employee’s, Affiliate’s, contractor’s, representative’s or licensee’s release of any Hazardous Substances on, under or about the Premises during the Term in violation of Applicable Laws (any such release being referred to as “Landlord Contamination”). Landlord’s indemnification obligations in this Section shall include the obligation to defend Tenant, with counsel reasonably satisfactory to Tenant, in any proceedings, all at Landlord’s expense. Landlord’s indemnification obligations under this section shall survive the expiration or earlier termination of this Lease, and shall not be limited by any provisions of this Lease limiting Landlord’s liability hereunder. In the event of Landlord Contamination, Landlord shall investigate, monitor and clean-up, remove, abate or remediate such Landlord Contamination to the extent validly required by any governmental authority under Applicable Law, in a manner that does not materially interfere with Tenant’s use of the Premises and its operations thereon.

(d)    Tenant shall not permit undue accumulations of garbage, trash, rubbish or other refuse within the Premises and shall keep all refuse in proper containers until disposal of such refuse from the Premises. Tenant shall not mix or dispose of any Hazardous Substances with the general office refuse or other non-regulated waste in violation of Applicable Laws.

7.04    Signage. Tenant may install any and all signs, banners and other advertising materials (collectively, “Tenant’s Signs”) on the Premises (interior and exterior) that are permitted under the Prime Lease, Applicable Laws and the Permitted Exceptions, including, but not limited to, its panel on any pylon or monument sign installed by Landlord as part of Landlord’s Work, and Tenant shall not be required to obtain Landlord’s approval of any of Tenant’s Signs. Tenant shall repair any damage to the Premises caused by the installation or removal of the Tenant’s Signs. Tenant shall perform all maintenance, repairs and replacements required to keep Tenant’s Signs in a good condition.

7.05    Solar / Telecommunications Rights. Tenant shall have the exclusive right to install or permit the installation of solar and telecommunications equipment, systems and facilities on the Premises, including, without limitation, the roof of the building, and to receive all economic and other benefits thereof.    Notwithstanding the foregoing, Tenant shall not install any equipment on the rooftop pursuant to this section, without Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned, or delayed. If Landlord does not notify Tenant, in writing, of its objections to the installation of any such equipment on the rooftop of the Building within thirty (30) days after Tenant requests Landlord’s approval of the same, in writing, then Landlord shall be deemed to have approved such installation. It shall not be unreasonable for Landlord to specify which contractors Tenant is required to work with in accordance with Section 10.01(c) below, to require that Tenant repair any damage to the roof caused by Tenant’s installation of any equipment on the roof of the Premises pursuant to this section, and to require that Tenant not void of any roof warranty as a result of Tenant’s installation of any such equipment pursuant to this section.

ARTICLE VIII

UTILITIES

8.01    Utility Services. Landlord shall install, or cause to be installed, all utility lines and related facilities required to properly serve the Premises as part of Landlord’s Work, and Landlord shall ensure that all such utilities are separately metered, are installed in accordance with the Final Plans and Specifications, and are fully operational as of the Delivery Date. Tenant shall pay directly to the appropriate utility companies for telephone, electricity, gas, water and sewer service provided to the Premises during the Term, provided, unless due to Landlord’s or any of its agent’s, employee’s, contractor’s or representative’s affirmative act, negligent act, willful misconduct or breach of this Lease, Landlord shall not be liable to Tenant as a result of a disruption of any utility service to the Premises and any such disruption shall not relieve Tenant of any of its obligations or liabilities under this Lease. If any utility service to the Premises is disrupted to such an extent that Tenant cannot, in its reasonable judgment, use a material portion of the Premises for a period of more than seventy-two (72) hours due to Landlord’s or any of its agent’s, employee’s, contractor’s or representative’s affirmative act, negligent act, willful misconduct or breach of this Lease, then the Rent shall abate in proportion to the area of the Premises rendered unusable by such disruption during the entire period of such disruption. Landlord hereby represents and warrants to Tenant that as of the Delivery Date, water, sewer, electricity, gas, telephone and internet service will be available at the Premises, in capacities set forth on the Final Plans and Specifications.

ARTICLE IX

MAINTENANCE AND REPAIR

9.01    Landlord Repairs.

(a)    Throughout the Term, Landlord shall diligently perform all repairs, maintenance and replacements required to keep the roof, foundation, floor slab, structural elements and exterior walls of the Premises in compliance with the Incentive Agreements and in a good, clean and safe condition, in proper working order at all times; except (i) Tenant shall be responsible for normal preventive maintenance of the roof of the Building to the extent expressly provided in Section 9.02, and (ii) Tenant shall be responsible for repairing the roof membrane and roof insulation as expressly provided in Section 9.02 (excluding the roof deck and trusses) from and after the end of the first (1st) Extension Period if

Tenant exercises the second (2nd) Extension Option and the Term is extended as a result thereof. In addition, Landlord shall cause the Premises to comply with Applicable Laws as of the Delivery Date, including, but not limited to, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., or any successor thereto. All repairs, maintenance and replacements to be made by Landlord under this Lease shall be completed in a good and workmanlike manner, in compliance with all Applicable Laws, and consistent with (or better than) the initial quality of Landlord’s Work. Landlord shall use its best efforts to perform all maintenance, repairs and replacements that are Landlord’s responsibility under this Section 9.01 in a manner that does not materially interfere with Tenant’s use and enjoyment of the Premises.

(b)    Landlord shall use reasonable efforts to enforce all manufacturer, supplier, contractor, subcontractor and other warranties and guaranties related to Landlord’s Work; provided if Landlord fails to enforce any such warranties or guaranties, Tenant may (but shall not be obligated to) enforce the same and Landlord shall cooperate, assist and join in such efforts.

(c)    If any repairs, maintenance or replacements are required to the roof, foundation, structural elements, floor slab or exterior walls of the Building as a result of damage to the Premises caused by Tenant or its Affiliates, agents, employees, contractors or representatives, excluding ordinary wear and tear and damage that is subject to the waiver set forth in Section 11.04, then Tenant shall reimburse Landlord for the third party actual, verifiable and reasonable cost of such repairs, maintenance or replacements, within sixty (60) days of Tenant’s receipt of a written demand for the same from Landlord, accompanied by reliable evidence of the costs for which reimbursement is sought.

9.02    Tenant Repairs.

(a)    Except for portions of the Premises that Landlord is required to maintain, repair and replace under Section 9.01(a), Section 9.01(b) or the other terms of this Lease, including, but not limited to, work that is Landlord’s responsibility under any warranty set forth herein, Tenant shall perform all repairs and maintenance required to keep the Premises in a reasonably good and clean condition and in working order and otherwise in compliance with the Incentive Agreements (including, but not limited to, interior walls, windows, Mechanical Systems, interior lighting, parking lot lights, parking areas, access drives, sidewalks, exterior utility lines and facilities, landscaping, storm water drainage, detention and/or retention facilities, and signage), excluding ordinary wear and tear, damage caused by fire, casualty or any Taking, and utility lines and facilities to be maintained by any utility company. In addition, Tenant shall be responsible for (i) performing normal preventative maintenance to the roof of the Building substantially in accordance with the applicable manufacturer’s preventive maintenance requirements for said roof that are furnished to Tenant pursuant to Section 9.03, and (ii) necessary maintenance and repairs to the roof membrane and related insulation above the roof deck from and after the start of the second (2nd) Extension Period assuming Tenant exercises the second Extension Option. All repairs and maintenance that are Tenant’s responsibility under this Lease shall be completed in a good and workmanlike manner and in compliance with all Applicable Laws. If any repairs, maintenance or replacements are required as a result of damage to the Premises caused by Landlord or its Affiliates, agents, employees, contractors or representatives, excluding ordinary wear and tear and damage that is subject to the waiver set forth in Section 11.04, then Landlord shall reimburse Tenant for the third party actual, verifiable and reasonable cost of such repairs, maintenance or replacements, within sixty (60) days of Landlord’s receipt of a written demand for the same from Tenant, accompanied by reliable evidence of the costs for which reimbursement is sought.

(b)    Notwithstanding anything contained elsewhere in the Lease to the contrary, if (i) Tenant shall replace any components of the Mechanical Systems (including, without limitation, any HVAC units serving the Premises) with Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) if this Lease shall expire within three (3) years after replacement of said components of the Mechanical Systems, then, upon expiration of this Lease, Landlord shall pay to Tenant a sum equal to the unamortized balance of the cost of the replaced Mechanical Systems, which amortization shall be determined as of the date of such expiration, and such amortization shall be calculated on a ten (10) year straight line amortization commencing on the date of replacement. If Landlord does not notify Tenant, in writing, of its objections to the replacement of any component of the Mechanical System (including, without limitation, any HVAC unit) within fifteen (15) days after Tenant requests such approval, in writing, then Landlord shall be deemed to have approved such replacement. In the event of any dispute between Landlord and Tenant regarding the need for such replacements, Tenant shall retain an engineer or contractor reasonably acceptable to Landlord to review the need for the same and such engineer’s or contractor’s determination shall be final and binding on the parties.

9.03    Delivery of Warranties/Operating Manuals/As-Built Plans. Within ninety (90) days after the Delivery Date, Landlord shall deliver to Tenant clean, readable copies of (i) all guarantees and warranties issued in connection with Landlord’s Work, and (ii) all manufacturer’s, contractor’s, subcontractor’s and supplier’s instructions and manuals related to Landlord’s Work, and as-built plans and specifications for Landlord’s Work. Subject to the other terms of this section, if Landlord fails to deliver all of the documents to Tenant required under this section within ninety (90) days after the Delivery Date and Landlord does not cure such failure within thirty (30) days after receiving written notice from Tenant, then Tenant shall be entitled to receive a credit against the Rent equal to the product obtained by multiplying (i) the sum of Five Hundred and No/100 Dollars ($500.00) by (ii) the number of days during the period commencing ninety (90) days after the Delivery Date and ending on the date Landlord has delivered all of such documents to Tenant. In the event Landlord disputes, in good faith, Tenant’s assertion that Landlord has failed to provide all of the documents required under this section, Landlord may give written notice to Tenant of such dispute prior to the end of the thirty (30) day cure period set forth above, which notice shall set forth (in detail) the entire basis upon which Landlord disputes such assertion. Should Landlord timely dispute any assertion by Tenant that it has failed to provide all of the documents required under this section, in accordance with the preceding sentence, the parties shall endeavor, in good faith to resolve such dispute, within thirty (30) days thereafter and Tenant shall not reduce the Rent pursuant to this section until such dispute is resolved in Tenant’s favor, by agreement of the parties, court order or other means agreed to by the parties (in writing). For purposes of this Section 9.03, electronic delivery to Tenant’s designated construction representative for the Project shall be sufficient so long as Landlord confirms the same has been successful.

ARTICLE X

ALTERATIONS

10.01    Alterations.

(a)    After the Delivery Date, Tenant may, without Landlord’s approval: (i) install all equipment that Tenant deems necessary or desirable in connection with the Permitted Uses, whether now existing or hereafter developed, so long as the same do not exceed the load bearing capacity or otherwise materially and adversely damage the structure of the Building, and Tenant complies with all Applicable Laws; and (ii) make any Alterations required to allow the use and operation of such equipment in the Premises in compliance with Applicable Laws; provided Tenant shall not alter the roof, foundation or other structural elements of the Premises, unless Tenant obtains Landlord’s prior written approval as provided below. In addition, without obtaining Landlord’s approval, Tenant may make (i) changes to floor coverings, wall coverings and paint of the interior of the Building, and (ii) interior, non-structural Alterations to the Building in an amount that does not exceed the Alterations Threshold (defined below) on a per item basis. The “Alterations Threshold” shall initially be One Hundred Thousand and No/100 Dollars ($100,000.00) and shall increase by fifteen percent (15%) on the fifth (5th) anniversary of the Rent

Commencement Date and every fifth (5th) year thereafter. Except as otherwise expressly provided above, Tenant shall not make any Alterations (including, but not limited to, any Alterations to the roof, foundation and structural elements of the Building) unless Landlord has approved such Alterations, in writing, which approval will not be unreasonably withheld, conditioned or delayed. If Landlord does not notify Tenant, in writing, of its objections to any Alterations within thirty (30) days after Tenant requests that Landlord approve the same, in writing, then Tenant may deliver a subsequent notice to Landlord requesting approval of such Alterations, and if Landlord fails to respond to such second (2nd) notice within ten (10) days after receipt thereof, Landlord shall be deemed to have approved such Alterations. Prior to commencing any Alterations, Tenant shall provide to Landlord proof of Tenant’s insurance required under Section 11.01(b) and shall cause all contractors performing such Alterations to furnish evidence of liability insurance coverage with liability limits for personal injury, death and property damage of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence.

(b)    All Alterations undertaken by Tenant: (i) must be completed by Tenant in a good and workmanlike manner and in compliance with Applicable Laws; (ii) must be completed using new or like-new materials of good quality; (iii) must not result in the load bearing capacity of the Building or otherwise have a material adverse effect on the structural integrity of the Building; and (iv) must not increase the load on any of the Mechanical Systems beyond their published load limits or otherwise have a material adverse effect on the Mechanical Systems. Tenant shall, at its expense, obtain all governmental permits and approvals required in connection with its Alterations. If Landlord’s consent is required for any proposed Alterations under the other provisions of this section, Tenant shall submit the construction plans and specifications for such Alterations to Landlord at the time Tenant requests Landlord’s approval thereof and Tenant shall complete such Alterations substantially in accordance with the plans and specifications approved (or deemed approved) by Landlord.

(c)    Provided it complies with the other terms of this Section 10.01, Tenant shall have the right to install one (1) or more antennas, satellite dishes and other communications devices (collectively, “Communication Facilities”) on the roof of the Building. If Tenant installs any Communications Facilities on the roof of the Building under the terms of this Lease or Landlord consents, in writing, to Tenant installing any other facilities on the roof of the Building or Tenant makes any Alterations to the roof of the Building, Tenant shall: (i) not void or violate any roof warranty; (ii) follow the roof manufacturer’s recommendations and requirements; (iii) use Landlord’s roofing contractor or an approved roof manufacturer contractor; and (iv) ensure the installation or alteration does not damage the roof or exceed the load bearing capacity of the roof.

(d)    All of Tenant’s Alterations forming a part of the Premises at the expiration or termination of this Lease shall become the property of Landlord; provided, Tenant shall have the right to remove, at its option, all or any portion of its equipment, furnishing, fixtures, trade fixtures, equipment, machinery, racking, materials handling equipment and other personal property, whether or not the same are physically fastened or attached to the Land or Improvements so long as Tenant repairs all material damage resulting from such removal. Tenant’s repair obligation under the preceding sentence shall survive the expiration or sooner termination of this Lease.

(e)    Tenant shall have the right to require that Landlord expand the Premises as provided in Section 6 of Exhibit B. In addition, Tenant may, at its option, complete such expansion or any phase thereof, using its own funds, as provided on said Exhibit B.

10.02    Liens. Notice is hereby given that Landlord will not be liable for any work, services, materials or labor furnished to Tenant during the Term, and no mechanic’s, materialmen’s or other lien arising or resulting from Tenant’s failure to pay any amounts owed by Tenant (collectively, “Tenant Liens”) shall attach to Landlord’s interest in the Premises. In the event Tenant fails to release any Tenant

Liens encumbering the Premises (by posting a bond or other method) within thirty (30) days after Landlord notifies Tenant, in writing, of the filing thereof, Landlord may (but shall not be obligated to) cause such Tenant Liens to be released and discharged, in which event Tenant shall reimburse Landlord for all third party actual, verifiable and reasonable costs that Landlord incurs in connection therewith, including, but not limited to, reasonable attorneys’ fees within thirty (30) days of Tenant’s receipt of an invoice from Landlord. In the event Landlord elects to release or discharge such Tenant Lien pursuant to this section the cost of paying off the Tenant Lien shall not be considered unreasonable by Tenant for purposes of reimbursing Landlord.

ARTICLE XI

INSURANCE AND INDEMNITY

11.01    Tenant’s Insurance.

(a)    Subject to the other terms hereof, throughout the Term, Tenant shall maintain, at its sole cost and expense: (i) commercial liability insurance covering Tenant’s activities and operations at the Premises, with a combined single limit for bodily or personal injury, including death, of not less than Three Million and No/100 Dollars ($3,000,000.00) per occurrence and an aggregate limit for such insurance of not less than Five Million and No/100 Dollars ($5,000,000.00); (ii) property insurance on the Improvements (including, without limitation, Tenant’s Alterations) in an amount equal to at least one hundred percent (100%) of the replacement cost of the buildings forming a part of the Improvements, excluding foundations, footings and paving, written on a “Causes of Loss, Special Form” basis or its equivalent (the “Premises Property Insurance”); and (iii) property insurance (“Tenant’s Personal Property Insurance”), written on a form not less broad than “Causes of Loss – Special Form” basis or its equivalent, covering Tenant’s personal property at the Premises, in an amount equal to the full replacement value of such property. Tenant may satisfy the liability insurance requirements under this section, at Tenant’s option, with the combination of a base liability insurance policy and an umbrella liability insurance policy. The insurance policies that Tenant is required to obtain under this Lease shall be issued by a reputable insurance company licensed to do business in the State of Missouri that have an A.M. Best Insurance Reports rating of at least A- (or its equivalent), and Tenant’s commercial liability insurance shall name Landlord, the County, and, upon Landlord’s written request, the Fee Mortgagee and Landlord’s property manager, if any, as additional insureds with respect to claims arising from Tenant’s negligence, but not in the event of injury or damage arising from Landlord’s or its lender’s or property manager’s acts or omissions. All insurance required under this section shall be consistently maintained without gaps in coverage. If Tenant fails to maintain any of the insurance required under this Lease, then Landlord may (but shall have no obligation to) purchase such insurance, on behalf of Tenant, in which event Tenant shall reimburse Landlord for the reasonable cost of such insurance, upon demand. Within ten (10) days after Landlord’s written request, and in any event, at least thirty (30) days before the expiration of the current policy, Tenant shall provide Landlord with certificates of insurance evidencing the insurance that Tenant is required to maintain hereunder and appropriate renewals. No failure by Tenant to maintain the insurance required hereunder shall relieve Tenant of any liability hereunder.

(b)    From the commencement of construction of Tenant’s Alterations until Tenant has completed such Alterations, Tenant shall carry builder’s risk insurance in an amount equal to one hundred percent (100%) of the replacement cost of Tenant’s Alterations. Tenant shall furnish Landlord with policies or certificates evidencing such coverage prior to commencing construction of Tenant’s Alterations. Tenant shall cause all contractors performing such Alterations to furnish evidence of liability insurance coverage with liability limits for personal injury, death and property damage of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and naming Landlord, Landlord’s lender, property manager, the County, and Tenant as Additional Insureds.

11.02    Landlord’s Insurance. Throughout the Term, Landlord shall maintain, at its sole cost and expense: (i) commercial liability insurance covering Landlord’s activities and operations at the Premises, with a combined single limit for bodily or personal injury, including death, of Three Million and No/100 Dollars ($3,000,000.00) per occurrence and an aggregate limit for such insurance of Five Million and No/100 Dollars ($5,000,000.00); and (ii) any other insurance that Landlord is required to maintain under the Incentive Agreements, including, but not limited to the Prime Lease, unless Tenant is maintaining the same pursuant to Section 11.01. Landlord may satisfy the liability insurance requirements under this section, at its option, with the combination of a base liability insurance policy and an umbrella liability insurance policy. The insurance policies that Landlord is required to obtain under this Lease shall be issued by a reputable insurance company licensed to do business in the State of Missouri that have an A.M. Best Insurance Reports rating of at least A- (or its equivalent), and Landlord’s commercial liability insurance shall name Tenant and the County (throughout the term of the Prime Lease) as additional insureds with respect to claims arising from Landlord’s negligence, but not in the event of injury or damage arising from Tenant’s acts or omissions. Subject to the other terms of this Lease, Tenant shall reimburse Landlord, as additional rent, for the reasonable costs Landlord pays to maintain the insurance required under this Section 11.02 (the “Insurance Costs”) during the Term; provided, the Insurance Costs shall be prorated for any partial calendar year falling within the Term. Tenant shall pay one-twelfth (1/12th) of Landlord’s reasonable estimate of the Insurance Costs for each calendar year during the Term, on or before the first (1st) day of each month during such calendar year. Landlord shall furnish Tenant with a written statement (an “Insurance Statement”) showing the final calculation of the amounts Tenant owes under this section for each calendar year during the Term within sixty (60) days after the end of such calendar year. If the estimated payments made by Tenant pursuant to this section with respect to any calendar year are not sufficient to cover the Insurance Costs for such calendar year to be paid by Tenant under this section, then Tenant shall pay Landlord the deficiency within sixty (60) days after Tenant’s receipt of the Insurance Statement for such year. If the estimated payments made by Tenant pursuant to this section with respect to any calendar year exceed the portion of the Insurance Costs for such calendar year to be paid by Tenant under this section, then the excess shall be credited against future amounts Tenant owes under this section; provided any such excess existing at the expiration or termination of this Lease shall be promptly refunded to Tenant. In order to manage the Insurance Costs, Tenant shall have the right, annually, upon giving written notice to Landlord, to require that (i) Landlord obtain quotes for such insurance from at least three (3) insurance companies that are reasonably acceptable to Tenant and Landlord, and (ii) Landlord shall purchase such insurance from the insurance company that submits the lowest quote. Without limiting the generality of the foregoing, Tenant may require that Landlord obtain quotes for such insurance from Tenant’s provider.

11.03    Indemnities.

(a)    Tenant agrees to indemnify, defend and hold harmless Landlord from all third party claims and resulting lawsuits, actions, costs, expenses and liabilities arising from any personal injury or property damage occurring at the Premises that is caused by Tenant’s use of the Premises during the Term, except to the extent the same is due to the negligence or willful misconduct of Landlord or any of Landlord’s Affiliates, employees, agents, contractors or representatives.

(b)    Landlord agrees to indemnify, defend and hold harmless Tenant from all third party claims and resulting lawsuits, actions, costs, expenses and liabilities arising or resulting from any negligence or willful misconduct of Landlord or any activities of Landlord or its Affiliates, employees, agents, contractors or representatives at the Premises, except to the extent caused by the negligence or willful misconduct of Tenant or any of Tenant’s Affiliates, employees, agents, contractors or representatives.

(c)    Should any claim be asserted for which a right of indemnity is claimed under this Section 11.03, the indemnified party shall give written notice thereof to the indemnifying party. The indemnifying party shall thereafter have authority to defend, settle or otherwise deal with the suit or proceeding as it deems fit; provided the indemnifying party shall not have the right to incur any obligation or liability on behalf of the indemnified party, make any admission or statement on behalf of the indemnified party, or bind the indemnified party without the approval of the indemnified party which may be withheld in its sole and absolute discretion. The indemnifying party shall receive from the indemnified party all information in its custody or control necessary for the defense of such suit or proceeding.

11.04    Waiver of Claims/Subrogation Rights. Notwithstanding anything to the contrary contained herein, Landlord and Tenant each hereby waives all claims that it may have against the other party (and such other party’s Affiliates, employees, agents, contractors and representatives) for losses and damages that are actually covered by its insurance or that would have been covered had it maintained the insurance required under this Lease. If possible on commercially reasonable terms, Landlord and Tenant shall cause the insurers issuing their insurance to waive all of their subrogation rights against the other party (and such other party’s Affiliates, employees, agents, contractors and representatives), and each party shall supply the other with appropriate evidence confirming that such waiver is in effect. For the purposes of this section, each party shall be deemed to be insured against losses and damages that are within the deductible of any of its insurance policies. The provisions of this section shall apply to claims regardless of cause or origin, including, without limitation, claims arising due to negligence.

ARTICLE XII

FIRE & CASUALTY

12.01    Restoration. Unless this Lease is terminated pursuant to Section 12.02, if the Premises are damaged by fire or other casualty, Tenant shall be responsible for performing all repairs and replacements (collectively, “Casualty Restoration Work”) required to fully restore the Premises (including, without limitation, Tenant’s Alterations) to the condition existing immediately prior to such fire or casualty in accordance with the terms hereof; provided, Tenant shall have the right to make Alterations to the Leased Premises to the extent required to comply with Applicable Laws or as permitted under this Lease. Tenant shall diligently prosecute the Casualty Restoration Work to completion, in a good and workmanlike manner, using new or like-new materials, and in a manner that complies with Applicable Laws and is consistent with (or better than) the initial quality thereof.

12.02    Termination. Tenant shall have the right to terminate this Lease if (i) the Premises are damaged by fire or casualty and such damage cannot reasonably be repaired within two hundred and seventy (270) days after the date of such fire or casualty or (ii) the Casualty Restoration Work is not completed within ninety (90) days after the end of the Restoration Period (hereinafter defined) applicable to any damage. Landlord or Tenant shall have the right to terminate this Lease if the Premises are damaged by fire or casualty, there are fewer than two (2) years remaining in the Term and the cost of repairing such damage exceeds Two Million and No/100 Dollars ($2,000,000.00) or such damage renders all or substantially all of the Premises untenantable; provided, if Landlord elects to exercise such termination right and Tenant thereafter exercises an Extension Option, then Landlord’s exercise of such termination right shall be null and void, this Lease shall remain in full force and effect, and Tenant shall complete the Casualty Restoration Work required as a result of such damage in accordance with the terms hereof. If Landlord and Tenant cannot agree upon the period required to restore any damage to the Premises caused by fire or casualty (the “Restoration Period”) or the cost of repairing any such damage within thirty (30) days after the occurrence thereof, then Landlord shall engage an independent general contractor reasonably acceptable to Tenant, who has experience constructing or reconstructing buildings similar to the Building, to determine the Restoration Period and the cost to repair such damage and such determination shall be binding upon the parties for purposes of this Section 12.02. If Tenant or Landlord desire to exercise the termination right under this Section 12.02 following any damage to the Premises caused by fire or other casualty, then such terminating party shall so notify the other party, in writing, within forty-five (45) days of the date of the fire or casualty, or the determination of the independent general contractor, as the case may be.

12.03    Abatement. The Rent shall not abate, in whole or in part, as a result of any damage to the Leased Premises caused by fire or other casualty, except Tenant shall receive a credit against the rent equal to any insurance proceeds paid to Landlord for loss of rents on account of such damage.

ARTICLE XIII

EMINENT DOMAIN

13.01    Termination. In the event of a taking of all of the Premises by condemnation or eminent domain, this Lease shall automatically terminate, effective as of the date possession of the same is actually taken. If a material portion of the Premises is taken by condemnation or eminent domain and Tenant determines, in its reasonable judgment, that such taking will have a material adverse effect on Tenant’s ability to use the Premises, Tenant may terminate this Lease by giving written notice to Landlord within sixty (60) days after Tenant is notified of such taking, in writing, by Landlord. Such termination shall be effective on the date of the taking.

13.02    Restoration. In the event this Lease is not terminated after a taking of any portion of the Premises, Landlord shall diligently perform the work (the “Condemnation Restoration Work”) required to restore the same as close as possible to the condition and functionality prior to such taking and Landlord shall be entitled to use all condemnation awards paid on account of such taking of the Premises to pay the cost of such Condemnation Restoration Work, with any remaining funds being allocated to Landlord and Tenant in accordance with the terms of Section 13.03; provided (i) in no event shall Landlord be required to spend more than the amount of such condemnation awards to restore the Premises, and (ii) Tenant, not Landlord, shall be entitled to amounts paid on account of the taking of any of Alterations paid for by Tenant that are not being restored by Landlord. In the event this Lease is not terminated as a result of any condemnation as provided in Section 13.01 above, then the Rent shall be proportionately abated for the remainder of the Term, based on the percentage reduction in the Gross Building Area resulting from such taking. In addition, the Rent shall be equitably abated while Landlord performs any Condemnation Restoration Work required under this section.

13.03    Awards. Landlord shall be entitled to receive the entire award paid on account of a taking of all or any portion of the Premises by condemnation, except Tenant shall be entitled to recover from the condemning authority all amounts awarded on account of Tenant’s moving expenses, the positive value of Tenant’s leasehold estate in the Premises, and Tenant’s Alterations to the Premises.

ARTICLE XIV

ASSIGNMENT AND SUBLETTING

14.01    Assignment & Subletting.

(a)    Tenant may do any or all of the following, from time to time, without obtaining Landlord’s consent:

(i)    assign this Lease or sublet all or a portion of the Premises to: (A) any Affiliate of Tenant; (B) any Person resulting from a merger, consolidation, reorganization, acquisition or private placement involving Tenant or any of its Affiliates, including, without limitation, American Outdoor Brands Corporation and its successors and assigns (“AOB”); (C) any Person purchasing all or a majority of the assets of Tenant, AOB or any division of AOB; or (D) any Person in conjunction with a sale, redemption, hypothecation, conversion, exchange, transfer or similar disposition of all or a majority of the stock of Tenant or AOB;

(ii)    sublet twenty-five percent (25%) or less of the Premises to any Person; and

(iii)    grant a license or other right of occupancy to any of Tenant’s Affiliates or any contractor, subcontractor, vendor, supplier or consultant of Tenant or any of its Affiliates allowing it to utilize a portion of the Premises.

(b)    Except as otherwise expressly provided in Section 14.01(a), Tenant shall not assign the Lease or sublet more than twenty-five percent (25%) of the Premises to any Person without obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld, qualified or delayed. If Landlord does not notify Tenant, in writing, of its specific objections to any proposed assignment of this Lease or subletting of all or a portion of the Premises within thirty (30) days after Tenant requests Landlord’s approval of the same, in writing, then Landlord shall be deemed to have approved such assignment or subletting.

(c)    Tenant shall give Landlord written notice of any assignment pursuant to this section that does not require Landlord’s prior consent. Any assignee of Tenant’s interest in this Lease shall execute and deliver an assignment and assumption agreement, in writing, whereby such assignee assumes and agrees to perform and observe all of the covenants and agreements of Tenant under this Lease first arising and related to periods from and after the date of the assignment. Any sale, assignment, mortgage, or transfer of this Lease or the Premises which is not in compliance with the provisions of this section shall be null and void and of no force and effect. The consent by Landlord to any assignment of this Lease by Tenant shall not be construed as relieving Tenant from obtaining the express prior written consent of Landlord to any further assignment that requires Landlord’s consent under this section. Except to the extent expressly provided on Exhibit I, in no event will any assignment of this Lease or subletting of the Premises result in Tenant being released from any of its obligations or liabilities under this Lease.

ARTICLE XV

LEASEHOLD MORTGAGE

15.01    Leasehold Mortgages. Tenant shall have the right to enter into mortgages, deeds of trust, deeds to secure debt, security deeds, financing statements and other security agreements (collectively, “Leasehold Mortgages”) encumbering Tenant’s interest in this Lease and the leasehold estate created hereby (collectively, the “Leasehold Estate”), without obtaining Landlord’s consent, but upon at least thirty (30) days’ prior written notice to Landlord, which notice (a “Leasehold Mortgage Notice”) shall contain the name, address, contact person, telephone number and facsimile number of any Person to whom Tenant grants a Leasehold Mortgage (such a Person being referred to as a “Leasehold Mortgagee”). In the event Tenant enters into or grants any Leasehold Mortgage, Landlord and Tenant agree that the provisions of Exhibit J shall apply to such Leasehold Mortgage and govern the obligations of the parties with respect thereto. Notwithstanding anything contained in this Section 15.01, Tenant’s Leasehold Mortgages shall not encumber Landlord’s interest in the Premises.

ARTICLE XVI

SECURITY FOR PERFORMANCE; DEFAULTS

16.01    Security for Performance. As security for performance of Tenant’s obligations hereunder, American Outdoor Brands Corporation has executed a guaranty of even date herewith. In addition to any rights or remedies of Landlord for any Tenant Default, Landlord may pursue all remedies against said guarantor available under such guaranty.

16.02    Tenant Default. Tenant shall be in default under this Lease only upon the occurrence of one (1) or more of the following events (each a “Tenant Default”):

(i)    Tenant’s failure to pay any Rent when due, unless such failure is cured by Tenant within ten (10) days after it receives written notice from Landlord; or

(ii)    Tenant’s failure to comply with any of the terms of this Lease other than those related to the payment of Rent, unless such failure is cured within thirty (30) days after Tenant receives written notice from Landlord; provided if such failure cannot reasonably be cured within the aforementioned thirty (30) day period, then no Tenant Default shall be deemed to have occurred so long as Tenant commences to cure such failure within thirty (30) days after receiving written notice from Landlord and completes such cure within a reasonable time thereafter; or

(iii)    (A) the filing by or against Tenant of a petition (voluntary or involuntary) seeking to have Tenant declared bankrupt or insolvent, unless the petition is dismissed within sixty (60) days after its filing, (B) the appointment of a receiver or trustee for all or substantially all of Tenant’s assets, or (C) the assignment of all or substantially all of Tenant’s assets for the benefit of its creditors.

16.03    Remedies. Upon the occurrence of any Tenant Default, Landlord may pursue one (1) or more of the following remedies:

(i)    Without terminating this Lease, enter upon and take possession of the Premises, expel or remove Tenant, and relet the Premises and receive the rent therefor, with or without due process and Tenant hereby expressly waives any and all claims for damages resulting therefrom. In the event Landlord elects to exercise the remedy provided under this subsection, Tenant agrees to reimburse Landlord for (A) any third party actual, verifiable and reasonable costs and expenses that Landlord incurs to effect compliance with Tenant’s obligations under this Lease through the date the Premises are relet, (B) the costs Landlord incurs to recover possession of the Premises from Tenant, including, but not limited to, reasonable attorneys’ fees, (C) the market brokerage commissions, advertising costs and other similar expenses Landlord incurs to relet the Premises, and (D) an amount equal to the difference between the Monthly Rent and other sums that Tenant is required to pay hereunder during the remainder of the Term (calculated without taking into account any unexercised Extension Option) and the rent received by Landlord on account of such reletting during said period (or if Landlord takes possession of the Premises for its own benefit, the fair rental value thereof), which amount shall be paid monthly, in arrears. In the event Landlord is successful in reletting the Premises at a rental in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord shall be entitled to retain such excess, provided any such excess that is allocable to periods falling within the Term shall be first applied to pay the costs Landlord incurs to relet the Premises (including, without limitation, costs and expenses that Landlord incurs to effect compliance with Tenant’s obligations under this Lease, the costs Landlord incurs to recover possession of the Premises, the brokerage commissions, advertising costs and other similar expenses Landlord incurs to relet the Premises, and the cost of alterations to the Premises paid for by Landlord) and then to reduce any other amounts Tenant owes Landlord hereunder.

(ii)    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may enter upon and take possession of the Premises and expel or remove Tenant. In the event this Lease is terminated pursuant to this subparagraph, Tenant agrees to reimburse Landlord for: (A) any unpaid Rent that was due and owing prior to such termination, (B) any third party actual, verifiable and reasonable costs and expenses that

Landlord incurs to effect compliance with Tenant’s obligations under this Lease through the date of such termination, (C) the third party actual, verifiable and reasonable costs Landlord incurs to recover possession of the Premises from Tenant, including, but not limited to, reasonable attorneys’ fees, and (D) any other actual damages that Landlord reasonably incurs as a result of the termination of this Lease.

(iii)    Without terminating this Lease, enter upon the Premises, by force if necessary, without being liable for prosecution or any claim for damages thereof, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord, on demand, for any third party actual, verifiable and reasonable expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease.

(iv)    Pursue any other remedy available at law or in equity, subject to the limitations set forth in the other provisions of this Lease.

In the event Tenant fails to pay such amount and does not cure such failure within the period provided in Section 16.02, Landlord may exercise any other rights or remedies available at law or in equity and Landlord shall be entitled to recover from Tenant any additional costs associated with Landlord’s recovery of such reimbursements pursuant to Section 26.17. In no event shall Tenant be liable for consequential, punitive or exemplary damages as a result of its default hereunder.

Forbearance by Landlord to enforce one or more of the remedies herein provided upon a Tenant Default shall not be deemed or construed to constitute a waiver of Landlord’s right to enforce any such remedies with respect to any subsequent Tenant Default. Landlord shall use reasonable efforts to mitigate the damages arising out of or resulting from Tenant’s default under or breach of this Lease. All rights and remedies contained herein shall be deemed cumulative and not exclusive of one another.

ARTICLE XVII

LANDLORD’S DEFAULT

17.01    Landlord Default. The following shall constitute a default by Landlord under this Lease (a “Landlord Default”): (i) Landlord’s failure to complete Landlord’s Work within thirty (30) days after the Outside Delivery Date in accordance with ARTICLE III, Exhibit B, and the other terms hereof; (ii) Landlord’s suspension or abandonment of construction of Landlord’s Work for a period of more than thirty (30) consecutive business days after the Commencement Deadline (as defined in Exhibit B); (iii) Landlord’s failure to pay any uncontested amount that it owes Tenant under this Lease, unless such default is cured within ten (10) days after Tenant notifies Landlord of such failure, in writing; or (iv) any other default under or breach of this Lease by Landlord, unless Landlord cures such default or breach within thirty (30) days after Tenant gives written notice to Landlord thereof, in writing; provided, if any default or breach by Landlord other than those described in (i), (ii) or (iii) of this section cannot reasonably be cured within thirty (30) days and Landlord commences to cure the same within thirty (30) days after receiving written notice from Tenant, then no Landlord Default shall be deemed to have occurred so long as Landlord is diligently and continuously curing such default or breach. In the event of any Landlord Default, Tenant shall have the right (but not the obligation) to attempt to cure such Landlord Default on behalf of Landlord, in addition to its other rights and remedies under this Lease and at law or in equity, subject to the limitations expressly set forth in the other provisions of this Lease; provided Tenant shall not complete the initial construction of Landlord’s Work pursuant to this section. Notwithstanding the foregoing, in cases of emergency or where Landlord’s default under or breach of this Lease threatens to result in damage to any portion of the Premises or Tenant’s property therein or threatens to cause a material interference with Tenant’s business operations in the Premises, then Tenant shall have the right (but not the obligation) to immediately cure such default or breach, without the necessity of giving Landlord advance notice or affording it an opportunity to cure the same. In the event

Tenant endeavors to cure any default or breach by Landlord pursuant to this section (including, but not limited to, any Landlord Default), Landlord shall reimburse Tenant for the third party actual, verifiable and reasonable costs Tenant incurs in connection therewith. Landlord shall pay any amounts that it owes Tenant under this Section 17.01 within thirty (30) days after Tenant’s written demand for the same. If Landlord fails to pay any amount that Landlord owes Tenant under this section or the other provisions of this Lease within thirty (30) days after receiving Tenant’s written demand for the same, Tenant may deduct such amount from the Rent due under this Lease so long as the same does not to exceed fifty percent (50%) of the Monthly Rent otherwise due hereunder. If Landlord disputes, in good faith, Tenant’s right to deduct any amount from the Monthly Rent pursuant to the preceding sentence and Landlord notifies Tenant of such dispute, in writing, within thirty (30) days after Tenant deducts such amount from the Monthly Rent, then Tenant shall deposit such amount, in escrow, until the dispute is resolved by written agreement of the parties, court order or other means agreed to by the parties (in writing). Tenant shall also have all other remedies available at law or in equity on account of any Landlord Default, including, without limitation, the right to terminate this Lease, and nothing in this section shall be deemed to limit any of Tenant’s remedies set forth in Exhibit B or any of the other provisions hereof; provided, Tenant may only terminate this Lease on account of Landlord’s failure to complete Landlord’s Work and/or deliver possession of the Premises to Tenant in accordance with Exhibit B.

ARTICLE XVIII

QUIET ENJOYMENT

18.01    Quiet Enjoyment. Subject to the terms of this Lease and the Prime Lease, Landlord covenants that Tenant shall peacefully and quietly have, hold and enjoy the Premises throughout the Term, without any hindrance, molestation or ejection whatsoever.

ARTICLE XIX

RIGHT OF ENTRY

19.01    Right of Entry. Landlord shall have the right to enter the Premises to: (i) conduct inspections; (ii) perform maintenance, repairs and replacements that are its responsibility under this Lease; (iii) show the Premises to prospective purchasers of the Premises and lenders; and (iv) show the Premises to prospective tenants during the last twelve (12) months of the Term; provided Landlord shall use commercially reasonable efforts to avoid interference with the use and enjoyment of the Premises. Except in cases of emergency, Landlord shall give Tenant at least forty-eight (48) hours advanced notice before entering upon the Premises and Landlord shall use reasonable efforts to schedule such entry at a time that is reasonably acceptable to Tenant. In the event emergency conditions exist which materially threaten the Premises and Tenant is not diligently addressing the same, Landlord may immediately enter the Premises to prevent or mitigate the emergency conditions or damage or injury to persons or property, and no such entry shall require prior notice to Tenant or constitute an eviction hereunder; provided, Landlord shall use reasonable efforts to immediately notify Tenant of such condition and not to interfere with Tenant’s operations or damage Tenant’s property.

ARTICLE XX

SURRENDER

20.01    Surrender. Upon the expiration or earlier termination of this Lease: (i) Tenant shall quit and surrender possession of the Premises to Landlord in broom clean condition, free of Tenant’s personal property, furniture, moveable trade fixtures and equipment, and (ii) provide Landlord with the keys or combinations for all locks in the Premises. Tenant shall promptly repair all material damage to the Premises resulting from the removal of Tenant’s furnishings, trade fixtures and other personal property.

ARTICLE XXI

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT

21.01    Subordination. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, deed to secure debt, security deed, financing statement or other security interests now or hereafter encumbering Landlord’s interest in the Premises (individually, a “Fee Mortgage” and collectively the “Fee Mortgages”), including, but not limited to, all renewals, modifications, consolidations, replacements, amendments, supplements and extensions thereof; provided, as a condition to such subordination, the holder of the Fee Mortgage (the “Fee Mortgagee”) must agree, in writing, not to disturb Tenant’s possession of the Premises and the rights and privileges granted to Tenant under this Lease so long as there is no outstanding Tenant Default, by executing a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit K or another form reasonably acceptable to Tenant (an “SNDA”). Notwithstanding anything herein to the contrary, if any Fee Mortgagee elects to have Tenant’s interest in this Lease superior to its Fee Mortgage, then by notice to Tenant from such Fee Mortgagee, this Lease shall be deemed superior to such Fee Mortgage, whether this Lease was executed before or after the same. Landlord represents and warrants to Tenant as of the Effective Date that Landlord has not granted or entered into any mortgages, deeds of trust, deeds to secure debt, security deeds, financing statements, security agreements or other liens encumbering the Premises. Landlord shall furnish Tenant with an SNDA from Landlord’s construction lender at the time it closes the Construction Loan.

21.02    Attornment. If Landlord’s interest in the Premises is transferred to or acquired by a Fee Mortgagee or any purchaser at a foreclosure sale (a “Foreclosure Purchaser”), (i) Tenant shall be bound to such Fee Mortgagee or Foreclosure Purchaser under the terms of this Lease, (ii) Tenant shall thereafter attorn to such Fee Mortgagee or Foreclosure Purchaser, as the landlord hereunder, after it is notified of such transfer, unless this Lease is terminated in accordance with the provisions contained in this Lease, and (iii) such Fee Mortgagee or Foreclosure Purchaser shall be bound by all of the terms of this Lease that are applicable to Landlord and shall, subject to the other terms of this section, satisfy all of Landlord’s obligations and liabilities hereunder. The foregoing provision shall be self-operative; provided, however, Tenant shall, upon written demand, execute documentation confirming the matters set forth in this section. Any Fee Mortgagee or Foreclosure Purchaser succeeding to the interest of Landlord in the Premises shall not be (i) bound by any payment of Rent made by Tenant more than one (1) month in advance, (ii) liable due to any act or omission of a prior landlord (including, without limitation, Landlord), provided to the extent any default by Landlord under this Lease is continuing, such Fee Mortgagee or Foreclosure Purchaser, as applicable, shall be responsible for curing the same after it acquires Landlord’s interest in the Premises, (iii) subject to any offsets or defenses of Tenant arising or related to periods prior to the date the Fee Mortgagee or Foreclosure Purchaser acquires such interest, or (iv) responsible for any security or other deposit not transferred to it or (v) bound by any amendment of this Lease that is not approved by it, in writing, or is not in writing and signed both by Tenant and Landlord.

ARTICLE XXII

NOTICES

All notices, consents, approvals and other communications (collectively, “Notices”) that may be or are required to be given by either Landlord or Tenant under this Lease shall be properly made only if in writing and sent to the address of Landlord or Tenant, as applicable, set forth below, as the same is modified in accordance herewith, by hand delivery, U.S. Certified Mail (Return Receipt Requested) or nationally recognized overnight delivery service.

If to Landlord:	Ryan Boone County, LLC
c/o Ryan Companies US, Inc.
533 South Third Street, Suite 100
Minneapolis, MN 55415
Attn: Casey Hankinson

with a copy to:	Ryan Companies US, Inc.
533 South Third Street, Suite 100
Minneapolis, MN 55415
Attn: Audra Williams

If to Tenant:	Smith & Wesson Corp.
2100 Roosevelt Avenue
Springfield, MA 01104
Attn: Robert J. Cicero

with Copy to:	Smith & Wesson Corp.
2100 Roosevelt Avenue
Springfield, MA 01104
Attn: Lewis Hornsby

Either party may change its address for Notices by giving a ten (10) day prior written notice to the other party in accordance with this provision. Notices shall be deemed received on the date of actual delivery; provided if either Landlord or Tenant refuses to accept the delivery of any Notice, such notice shall be deemed to have been actually delivered on the date of such refusal.

ARTICLE XXIII

REPRESENTATIONS AND WARRANTIES

23.01    Landlord’s Representations. Landlord hereby represents and warrants to Tenant, as of the Effective Date, that: (i) Landlord is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota; (ii) Landlord has all power and authority necessary for Landlord to execute and deliver this Lease and perform all of Landlord’s obligations under this Lease; (iii) the person executing this Lease on behalf of Landlord is duly authorized by Landlord to bind Landlord; (iv) the execution, delivery and performance of this Lease by Landlord does not conflict with or result in a violation of any judgment, order or decree of any court or arbiter or any contract, agreement or other instrument; (v) Landlord has not filed or threatened to file any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, Landlord has not been adjudicated as bankrupt or insolvent, and Landlord has not had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors; (vi) there are no lawsuits, arbitration proceedings or other similar actions pending or, to Landlord’s actual knowledge, threatened against Landlord that would have a material adverse effect on Landlord’s ability to satisfy its obligations under this Lease or with respect to the Premises; (vii) Landlord is the owner of good and marketable fee simple absolute title to the Land, free and clear of all easements, liens, claims, encumbrances and other exceptions to title, except for the Permitted Exceptions; (viii) there are no pending or, to Landlord’s actual knowledge, threatened governmental actions, investigations or proceedings that affect or will affect the Premises (including, but not limited to, condemnation or eminent domain proceedings, plans to modify an abutting road or proposed assessments); (ix) upon completion of the Landlord’s Work, water, sewer, electricity, gas and telephone service will be provided to the Premises, in the capacities set forth in and in accordance with the Final Plans and Specifications, through lines and facilities located in adjoining public streets, or if they pass through adjoining private land, do so in accordance and compliance with valid, perpetual easements and will be connected to the public utility systems serving the areas where the Premises are located; (x) to Landlord’s actual knowledge, no Hazardous Substances have been discharged, disbursed, released, stored, treated, generated, disposed of, incorporated into or allowed to escape on, under or about the Premises, except for Hazardous Substances described in Section 7.03(b) or any reports expressly described therein; (xi) Landlord and its Affiliates are not and will not become a person or entity with whom U.S. persons are prohibited from doing business under Legal Requirements, including, without limitation, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order 13224, and the USA Patriot Act; and (xii) Landlord is not aware of any fact, event or circumstance that could have a material adverse effect on the Land, Landlord’s Work or the Premises, excluding general market conditions.

23.02    Tenant’s Representations. Tenant hereby represents and warrants to Landlord, as of the Effective Date, that: (i) Tenant is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) Tenant has all power and authority necessary for Tenant to execute and deliver this Lease and perform all of Tenant’s obligations under this Lease; (iii) the person executing this Lease on behalf of Tenant is duly authorized by Tenant to bind Tenant; (iv) the execution, delivery and performance of this Lease by Tenant does not conflict with or result in a violation of any judgment, order or decree of any court or arbiter or any contract, agreement or other instrument; (v) Tenant has not filed or threatened to file any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, Tenant has not been adjudicated as bankrupt or insolvent, or Tenant has not had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors; (vi) there are no lawsuits, arbitration proceedings or other similar actions pending or, to Tenant’s actual knowledge, threatened against Tenant that would have a material adverse effect on Tenant’s ability to satisfying its obligations under this Lease in the event a judgment is entered against Tenant; and (vii) Tenant and its Affiliates are not and will not become a person or entity with whom U.S. persons are prohibited from doing business under Legal Requirements, including, without limitation, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order 13224, and the USA Patriot Act.

ARTICLE XXIV

PURCHASE OPTION

24.01    Grant of Option. Tenant shall have the right and option to purchase the Premises from Landlord (the “Purchase Option”) upon and in accordance with the provisions of this ARTICLE XXIV. In the event Tenant desires to exercise the Purchase Option, Tenant may do so by giving written notice to Landlord (a “Purchase Option Notice”) within one hundred twenty (120) days after Landlord commences construction of the Building and notifies Tenant of such fact, in writing. The Purchase Option, once exercised, shall be a binding contract for the purchase and sale of the Premises on and subject to the terms and conditions set forth herein.

24.02    Purchase Price. Subject to the prorations and adjustments set forth herein, in the event Tenant elects to exercise the Purchase Option, the purchase price (the “Purchase Price”) for the Premises shall be equal to one hundred six percent (106%) of the lesser of (i) the Project Costs actually incurred, paid and documented by Landlord, or (ii) the Guaranteed Maximum Project Costs. At the closing and consummation of the purchase and sale of the Premises (the “Closing”), Tenant shall pay the Purchase Price to Landlord, in immediately available funds.

24.03    Title Insurance. Tenant’s obligations to purchase the Premises is conditioned on Tenant receiving an owner’s title policy in the amount of the Purchase Price (the “Owner’s Title Policy”). The Title Policy shall: (i) be based on a title examination of the Property conducted by Tenant’s counsel or a national title insurance company selected by Tenant (the “Title Company”), and (ii) insure good and marketable fee simple title to the Premises in Tenant, subject only to the Permitted Exceptions. In the event Tenant is unable to obtain the Owner’s Title Policy or the same does not satisfy the requirements of this Section 24.02, Tenant may, as its sole and exclusive remedy, terminate and cancel its exercise of the Purchase Option within ten (10) days after Tenant’s receipt of a title commitment to issue Owner’s Title Policy, in which event this Lease shall remain in full force until the expiration or earlier termination of the Term, as if the Purchase Option had never been exercised, but the Purchase Option shall no longer be of any force or effect. If Tenant fails to terminate the exercise of the Purchase Option as provided herein, Tenant’s right to terminate the exercise of the Purchase Option shall be deemed waived.

24.04    Closing. The Closing shall take place on the date that is fifteen (15) days after the Delivery Date or on such other date as is agreed upon by Landlord and Tenant, in writing. The Closing shall be conducted at the office of the Title Company that is issuing the Owner’s Title Policy. At the Closing, Landlord shall deliver the following items to Tenant, properly executed and notarized: (i) a special warranty deed, in form and content reasonably acceptable to Landlord and Tenant (the “Deed”), conveying good and marketable fee simple title to the Premises to Tenant, free of all Monetary Liens (including, without limitation, Fee Mortgages) and subject only to the Permitted Exceptions; (ii) an instrument assigning the Landlord’s right, title and interest in the Incentive Agreements to Tenant, including, but not limited to, the Prime Lease; (iii) an owner’s affidavit, in form and content sufficient to have the mechanics’ and materialmen’s exception, rights of parties in possession exception and any other standard exceptions removed from the Owner’s Title Policy and the gap insured; (iv) evidence, reasonably satisfactory to Tenant and its title insurance company, that Landlord is duly authorized and empowered to convey the Excess Land to Tenant and perform its other obligations hereunder, including, but not limited to, formation documents, resolutions and certificates of good standing; and (v) all other documents, instruments, certificates and affidavits that are reasonably necessary to consummate the transaction contemplated by this ARTICLE XXIV, including, without limitation, a settlement sheet and an IRS §1445 certificate. At or prior to Closing, Landlord shall cause all Monetary Liens (including, without limitation, Fee Mortgages) affecting the Premises to be released and discharged, except for any liens resulting directly from Tenant’s affirmative acts.

24.05    Closing Costs and Prorations. At Closing, Tenant shall pay the cost of recording the Deed, all transfer taxes assessed as a result of the conveyance of the Premises to Tenant, the premiums for the Owner’s Title Policy and Tenant’s legal fees, and Landlord shall pay for Landlord’s legal fees. Other costs and expenses of Closing shall be paid by the parties in accordance with real estate customs in the area in which the Premises are located. Landlord and Tenant acknowledge that Tenant is required to pay the Property Taxes levied or assessed against the Premises during the Term. Accordingly, such Property Taxes will not be prorated between the parties at Closing. Landlord shall pay, at Closing, all Property Taxes levied or assessed against the Premises that are allocable to periods outside the Term; provided, if such Property Taxes are not payable at Closing, then Tenant shall receive a credit against the Purchase Price equal to the amount of such Property Taxes and Tenant shall responsible for paying such Property Taxes, prior to delinquency. In the event the amount of such credit is not sufficient to pay the entire amount of the Property Taxes owed by Landlord under this section, Landlord shall reimburse Tenant, upon demand, for the difference between the amount of such Property Taxes and the amount of such credit, which obligation shall survive the Closing and the termination of this Lease.

ARTICLE XXV

OWNERSHIP AND TRANSFER OF LANDLORD’S INTEREST

25.01    Ownership and Transfer Landlord’s Interest. Landlord shall not assign this Lease or sell, transfer or convey its interest in the Premises to any Person prior to the Delivery Date, enter into any agreement prior to the Delivery Date pursuant to which Landlord is obligated to sell, transfer or convey its interest in the Premises to any Person, or delegate any of its obligations or duties under this Lease prior to the Delivery Date, except to an Affiliate of Landlord that is approved, in writing, by Tenant and that assumes all of Landlord’s obligations hereunder. Following the Delivery Date, Landlord shall have the right to sell, assign or transfer its interest in this Lease and the Premises, without obtaining Tenant’s consent, in compliance with the terms of this ARTICLE XXV and the other terms of this Lease; provided, Landlord shall not assign this Lease or sell, transfer or convey its interest in the Premises in violation of the terms of Exhibit L. In no event shall the Premises or any interest therein or in Landlord be owned, directly or in indirectly, by any Person in violation of Exhibit L. In addition, Landlord shall comply with the provisions of Section 3 of Exhibit L in connection with the initial sale of the Property. In the event of any sale, transfer or conveyance of Landlord’s interest in the Premises, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer; provided (i) the transferee assumes, in writing for the benefit of Tenant, such obligations and liabilities, and (ii) the transferor shall not be released from any obligations or liabilities arising from an event, matter or circumstance occurring prior to such transfer.

ARTICLE XXVI

MISCELLANEOUS PROVISIONS

26.01    Consents. Unless otherwise expressly stated herein, whenever Landlord’s or Tenant’s consent is required under this Lease, such consent shall not be unreasonably withheld, qualified or delayed.

26.02    Cooperation. Upon Tenant’s request, Landlord agrees, at no cost to Landlord, to cooperate with, assist and join in Tenant’s efforts to obtain any governmental permit, license or approval that Tenant deems necessary or desirable for Tenant’s use and enjoyment of the Premises for any of the Permitted Uses or any other uses approved by Landlord or any Alterations undertaken by or on behalf of Tenant in accordance with Section 10.01.

26.03    Estoppel Certificates. Within ten (10) Business Days after its receipt of a written request from the other party, Landlord or Tenant, as applicable, shall execute and deliver to the other party or its designee a written statement certifying to the extent true (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications), (ii) that, to its actual knowledge, neither Landlord nor Tenant is in default under this Lease and no circumstance exists which with the giving of notice, the passage of time, or both, would constitute such a default (or, if either party is in default or a circumstance exists which with the giving notice, the passage of time, or both, would constitute such a default, then the nature of such default or circumstance shall be set forth in detail), (iii) that there are no actions, whether voluntary or otherwise, pending against it under the bankruptcy laws of the United States or any state thereof, and (iv) any other facts related to the status of this Lease or the condition of the Premises, but only to the extent of the certifying party’s actual knowledge thereof.

26.04    Force Majeure. In the event Landlord or Tenant is delayed in performing any of its obligations under this Lease due to an Event of Force Majeure, then the period of time that Landlord or Tenant, as applicable, has to perform the obligation shall be extended by the period of such delay; provided, however, the provisions of this section shall not operate to (i) excuse, extend or abate Tenant’s obligation to pay any Rent, or (ii) excuse Landlord’s or Tenant’s inability to perform its obligations hereunder because of inadequate finances, or (iii) extend the MHE Access Deadline, the IT Room Delivery Date, or the Delivery Deadline (it being agreed extensions of the same are governed by Section 3.01 of this Lease and Section 4 of Exhibit B).

26.05    Landlord’s Liens. Landlord hereby waives any and all liens, whether statutory, constitutional, possessory or otherwise, that Landlord may, now or hereafter, have with respect to any of Tenant’s property, including, but not limited to, trade fixtures, furnishings, accounts receivable and equipment.

26.06    Holdover. Tenant shall have the right, at its option, to remain in possession of the Premises for a period (the “Permitted Holdover Period”) of up to ninety (90) days following the expiration or termination of this Lease. During any portion of the Permitted Holdover Period that Tenant elects to remain in possession of the Premises, Tenant shall continue to pay Monthly Rent, in the amount due immediately prior to the expiration or termination of this Lease, and the other terms of this Lease shall continue to apply; provided the Rent shall be prorated for any partial month during the portion of the Permitted Holdover Period that Tenant elects to remain in possession of the Premises. Following the end of the Permitted Holdover Period, if Tenant remains in possession of the Premises, such holdover shall result in the creation of a month-to-month tenancy on the terms and conditions set forth in this Lease terminable by Landlord or Tenant, except the Monthly Rent during such month-to-month tenancy shall be one hundred fifty percent (150%) of the Monthly Rent that was payable immediately prior to the expiration of the Term.

26.07    Financial Certificates.

(a)    If the stock of Tenant or Tenant’s parent company is not traded on a national United States stock exchange, then Tenant shall, upon written request from Landlord (but not more frequently than once during any calendar year) submit to Landlord either a certified copy of Tenant’s most recently prepared financial statements, prepared in accordance with U.S. generally accepted accounting principles, or a certified statement setting forth Tenant’s Net Worth signed by an officer of Tenant.

(b)    Landlord shall keep all financial statements, certificates and information of Tenant confidential and, except as may be required by law, shall not disclose the same without Tenant’s consent; provided, Landlord may disclose the same to Landlord’s lender and prospective lenders and prospective purchasers of the Premises who enter into a non-disclosure agreement, in a form reasonably acceptable to Tenant, that prohibits the disclosure thereof. The provisions of this Section 26.07(b) shall survive the termination of this Lease.

26.08    Brokers and Consultants.

(a)    Except for Avison Young (“Tenant’s Broker”), Tenant and Landlord each (i) represents and warrants to the other that it has not dealt with any real estate broker, finder or listing agent in connection with this Lease, and (ii) agrees to indemnify, defend and hold harmless the other from and against any claim for a commission, fee or other compensation made by a broker, finder or listing agent with whom it has dealt (or allegedly dealt). Landlord agrees to pay a commission to Tenant’s Broker in an in connection with this Lease, when due, pursuant to a separate written agreement; provided, such fee shall not exceed the amount expressly set forth in the budget attached as Exhibit B-3.

(b)    Upon the earlier to occur of December 15, 2017 or the date on which Landlord closes the Construction Loan, Landlord shall reimburse Tenant for the fees that Tenant paid to Bradley

Arant Boult Cummings LLP for its work related to Incentives and site selection, in the amount expressly set forth in the budget attached as Exhibit B-3.

(c)    The provisions of this section shall survive the expiration or termination of this Lease.

26.09    Covenants Running With Land. The terms of this Lease shall run with the land and be binding on Landlord, Tenant and their respective successors and assigns.

26.10    Successors and Assigns. This Lease shall be binding on the Landlord, Tenant and their respective successors and assigns.

26.11    Relationship. The relationship of Landlord and Tenant is solely that of independent third parties engaged in an arms-length transaction. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, agency or other similar relationship between Landlord and Tenant.

26.12    Severability. If any provision of this Lease is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Lease will not be affected, and in lieu of each provision that is found to be illegal, invalid or unenforceable, a provision will be added as a part of this Lease that is as similar to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

26.13    Entire Agreement. This Lease constitutes the entire agreement between the parties with respect to the Premises, and all prior negotiations and understandings shall be deemed incorporated herein. This Lease may only be amended or modified by a written instrument signed by both Landlord and Tenant.

26.14    No Waiver. No waiver by Landlord or Tenant of any provision or breach of this Lease shall be deemed to have been made unless the same is in writing, and no waiver of any provision or breach of this Lease shall be deemed a waiver of any other provision or breach. Landlord’s or Tenant’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s or Tenant’s consent to or approval of any subsequent act.

26.15    Submission. The submission of this Lease does not constitute an offer, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. Furthermore, copies of this Lease that have not been executed and delivered by both Landlord and Tenant shall not serve as a memorandum or other writing evidencing an agreement between the parties. It is hereby disclosed that only the officer of Tenant listed in the signature block of this Lease has the authority to cause Tenant to enter into binding leases.

26.16    Memorandum of Lease. Upon either party’s written request, Landlord and Tenant shall promptly execute and record a memorandum of this Lease in substantially the form attached as Exhibit L; provided the cost of recording such memorandum shall be borne by the requesting party. This Lease shall not be recorded in its entirety unless Landlord and Tenant agree otherwise, in writing.

26.17    Attorney Fees. In the event of any lawsuit between the parties arising from or relating to this Lease, the prevailing party in such lawsuit shall be entitled to recover its reasonable costs, expenses and attorneys’ fees from the non-prevailing party therein, including, but not limited to, court costs, professional fees and other litigation expenses through all appellate levels and in bankruptcy court. This section shall survive the expiration or termination of this Lease.

26.18    Exhibits. Landlord and Tenant acknowledge and agree that all exhibits and addenda referenced in this Lease are attached hereto and incorporated herein by reference.

26.19    Governing Law. This Lease shall be governed by the laws of the State of Missouri.

26.20    WAIVER OF TRIAL BY JURY. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE PREMISES, THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT ENTERED INTO PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREIN, WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

26.21    Time. For purposes of this Lease (including, without limitation, all exhibits hereto), TIME SHALL BE CONSIDERED OF THE ESSENCE.

26.22    Limitation Upon Landlord’s Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord to Tenant for the default by Landlord under the terms of this Lease shall be limited to Tenant’s actual, but not consequential, damages and shall be recoverable only from Landlord and Guarantor. Landlord’s shareholders, partners, members, officers and directors other than Guarantor shall have no personal liability whatsoever under this Lease, except as expressly provided in any separate written agreement executed by any of the foregoing Persons.

26.23    Due Diligence Costs. Upon the earlier to occur of December 15, 2017 or the date Tenant closes the Construction Loan, Tenant shall pay Landlord the sum of Sixty Thousand Three Hundred Forty and No/100 Dollars ($60,340.00) to compensate Tenant for certain due diligence costs and other expenses incurred by Tenant in connection with the Project. In addition, Landlord hereby agrees to pay, when due, all of the costs and expenses described on Exhibit M.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the date first above written.

LANDLORD:

RYAN BOONE COUNTY, LLC

By:
Name:
Title:

TENANT:

SMITH & WESSON CORP.

By:
Name:
Title: